As filed with the Securities and Exchange Commission on January 4, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Parallel Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	75-1971716 (I.R.S. Employer Identification Number)
1004 N. Big Spring, Suite 400
Midland, Texas 79701
(432) 684-3727
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Larry C. Oldham
Chief Executive Officer
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
(432) 684-3727
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Thomas W. Ortloff Lynch, Chappell & Alsup, P.C. 300 N. Marienfeld, Suite 700 Midland, Texas 79701 (432) 683-3351	W. Scott Wallace Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, TX 75202 (214) 651-5000
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
Title of each class	to be	offering price	aggregate	registration
of securities to be registered	registered	per unit	offering price	fee
10 1/4 % Senior Notes due 2014	$150,000,000	100%	$150,000,000	$5,895 (1)

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 4, 2008
Prospectus
Offer to Exchange Up to
$150,000,000 of 10 1/4% Senior Notes Due 2014
that have been registered under the Securities Act of 1933
for
$150,000,000 of 10 1/4% Senior Notes Due 2014
that have not been registered under the Securities Act of 1933
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
EASTERN STANDARD TIME, ON [     ], 2008, UNLESS WE EXTEND THE DATE

Terms of the Exchange Offer:
•	We are offering to exchange up to $150.0 million aggregate principal amount of registered 10 1/4% Senior Notes due 2014, which we refer to as the “new notes,” for any and all of our $150.0 million aggregate principal amount of unregistered 10 1/4% Senior Notes due 2014, which we refer to as the “old notes,” that were issued on July 31, 2007.

•	We will exchange all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes will not be a taxable transaction for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	There is no established trading market for the new notes or the old notes.

•	We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through any quotation system.
See “Risk factors” beginning on page 10 for a discussion of certain risks that you should consider prior to tendering your outstanding old notes in the exchange offer. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933 (“Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”
The date of this prospectus is [     ], 2008

PROSPECTUS SUMMARY	1
RISK FACTORS	10
USE OF PROCEEDS	22
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	23
RATIO OF EARNINGS TO FIXED CHARGES	25
DESCRIPTION OF OTHER INDEBTEDNESS	26
THE EXCHANGE OFFER	28
DESCRIPTION OF THE NEW NOTES	38
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	77
PLAN OF DISTRIBUTION	78
LEGAL MATTERS	79
EXPERTS	79
AVAILABLE INFORMATION	79
INCORPORATION BY REFERENCE	79
GLOSSARY OF OIL AND NATURAL GAS TERMS	G-1
Form of 10 1/4% Unrestricted Senior Note Due 2014
Opinion of Haynes and Boone, LLP
Fourth Amendment to Third Amended and Restated Credit Agreement
Statement Regarding Computation of Ratio of Earnings to Fixed Charges
Consent of BDO Seidman, LLP
Consent of Cawley, Gillespie & Associates Inc.
Form T-1 Statement of Eligibility of Trustee
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Letter to Registered Holders and DTC Participants
Form of Instructions to Registered Holder or DTC Participant
Form of Letter to Clients

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document incorporated by reference, as the case may be.
THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR COMPANY THAT HAS NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY SUCH INFORMATION. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF YOUR INVESTMENT DECISION. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: LARRY C. OLDHAM, CHIEF EXECUTIVE OFFICER, PARALLEL PETROLEUM CORP., 1004 N. BIG SPRING, SUITE 400, MIDLAND, TEXAS 79701; TELEPHONE NUMBER: (432) 684-3727. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE DOCUMENTS AND INFORMATION NO LATER THAN [          ], 2008.

i

PROSPECTUS SUMMARY
     This summary highlights basic information about our business and this exchange offer. It does not contain all of the information that may be important to you and your investment decision. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or in the documents and financial statements and notes thereto incorporated by reference in this prospectus. Before deciding to invest in the new notes, you should carefully read the entire prospectus and should consider, among other things, the matters set forth in “Risk Factors.” Unless the context otherwise indicates or requires, references in this prospectus to “Parallel,” the “Company,” “us,” “our” or “we” are to Parallel Petroleum Corporation. Throughout this prospectus, we refer to this exchange offer, as the “exchange offer.” We have provided definitions for some of the oil and natural gas industry terms used in this prospectus in the “Glossary of Oil and Natural Gas Terms” on page G-1.
Our Business
          We are a Midland, Texas-based independent oil and natural gas exploration and production company focused on the acquisition, development and exploitation of long-lived oil and natural gas reserves and, to a lesser extent, exploring for new oil and natural gas reserves. The majority of our current producing properties are in the Permian Basin of West Texas and New Mexico, the Fort Worth Basin of North Texas, and the onshore Gulf Coast area of South Texas. We are a publicly traded company listed on Nasdaq™ under the ticker symbol PLLL.
          As of June 30, 2007, our independent petroleum engineers, Cawley, Gillespie & Associates, Inc., estimated the total proved reserves attributable to all of our oil and natural gas properties to be approximately 37.4 MMBoe, consisting of approximately 29.1 MMBbls of oil and approximately 49.8 Bcf of natural gas. Approximately 53% of our estimated proved reserves are categorized as proved developed reserves as of June 30, 2007. As of June 30, 2007, our Permian Basin long-lived oil projects represented approximately 83% of our total proved reserve volumes, and our two emerging resource gas projects represented approximately 15% of our total proved reserve volumes. As of December 31, 2007, our total public equity market capitalization was approximately $727 million.
          In 2006, we invested approximately $195.4 million, which includes $27.3 million for proved property acquisitions, on oil and natural gas related capital expenditures. We primarily focus our efforts on achieving substantial growth in our production and proved reserves including our emerging growth gas resource plays in the North Texas Barnett Shale and New Mexico Wolfcamp Carbonate regions. During the nine months ended September 30, 2007, we drilled over 70 gross infill wells, extension wells or well deepenings and performed approximately 35 gross well workovers, refracs or restimulations. A total of 35 additional gross infill wells, extension wells, well deepenings and workovers had been completed by December 31, 2007.
          Our principal executive offices are located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701, and our telephone number is (432) 684-3727.
Recent Developments
          2007 Capital Budget. We have revised our 2007 capital budget to $140.9 million as of September 30, 2007. As of September 30, 2007, we have invested $110.0 million of this revised capital budget. We expect that the allocation of our revised capital budget for 2007 will be as follows:
•	$62.6 million for the drilling and completion of new wells and the acquisition of additional leasehold acreage in our North Texas Barnett Shale project;

•	$58.5 million for the drilling and completion of new wells, pipeline construction and seismic and leasehold acquisitions in our New Mexico Wolfcamp Carbonate project;

•	$17.4 million for the drilling and completion of new wells, refracs, restimulations, well deepenings and waterflood implementation in our Permian Basin project in West Texas; and

•	$2.4 million for the drilling and completion of new wells in our Yegua/Frio and Cotton Valley Reef projects and leasehold and geophysical costs in Utah and Colorado.
          Credit Facility. On November 30, 2007, we entered into a Fourth Amendment to our Third Amended and Restated Credit Agreement, dated December 23, 2005. In addition to amending certain covenants, our borrowing base under the revolving credit facility was increased from $150 million to $200 million. At December 31, 2007, we had $60 million outstanding under our revolving credit facility.
          Impact of Increase in Oil and Natural Gas Prices on Derivatives. The increase in oil and natural gas prices, should it continue, will negatively affect the fair value of our derivatives contracts as recorded in our balance sheet at December 31, 2007, and during future periods and, consequently, our reported net income. Changes in the recorded fair value of certain of our derivatives contracts are marked to market through earnings and the decrease in the fair value of these contracts during the fourth quarter of 2007 is likely to result in significant charges to earnings. If oil and natural gas prices continue to increase, this negative effect on earnings will become more significant. We are currently unable to estimate the effects on earnings in the fourth quarter of 2007, but the effects are likely to be significant. See “Risk Factors” beginning on page 10.
          Common Stock Offering. On December 6, 2007, we sold 3,000,000 shares of our common stock in an underwritten public offering. The sole underwriter for the offering was Jefferies & Company. The common shares were issued under our universal shelf registration statement. A final prospectus supplement relating to the public offering of common stock was filed on December 5, 2007 with the SEC. We intend to use the net proceeds for general corporate purposes and for conducting exploitation, development and acquisition activities in certain core areas such as our Permian Basin properties and our Barnett Shale gas project. The proceeds will not be deployed all at once. Pending such use, we have used the net proceeds to repay borrowings under our revolving credit facility.
Summary Reserve Data
Proved Reserves
          The table below shows important information relating to our proved reserves as of June 30, 2007 and December 31, 2006.

	June 30,		December 31,
	2007(a)		2006(a)
Proved Reserves (unaudited):
Oil (MMBbl)	29.1		28.7

Natural gas (Bcf)	49.8		58.9
Barrels of oil equivalent (MMBoe)	37.4		38.5

SEC Reserve Categories:
Proved developed producing (MMBoe)	18.6		18.3
Proved developed non-producing (MMBoe)	1.3		1.4
Proved undeveloped (MMBoe)	17.5		18.8

Total proved reserves (MMBoe)	37.4		38.5

Standardized Measure of Discounted Future Net Cash Flows ($MM)	$437.70	(b)	$336.49
Realized average price of oil per Bbl	$64.56		$54.67
Realized average price of natural gas per Mcf	$5.91		$5.00

(a)	Based on independent reserve reports prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum engineers.

(b)	Estimated using the tax rate applicable to Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2006.
          The reserve data in this prospectus represent estimates only. Reservoir engineering is a subjective process. There are numerous uncertainties inherent in estimating our oil and natural gas reserves and their estimated values. Many factors are beyond our control. Estimating underground accumulations of oil and natural gas cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment and the costs we actually incur in the development of our reserves. As a result, estimates of different engineers often vary. In addition, estimates of reserves are subject to revision by the results of drilling, testing and production after the date of the estimates. Consequently, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

          The volume of production from oil and natural gas properties declines as reserves are produced and depleted. Unless we acquire properties containing proved reserves or conduct successful drilling activities, our proved reserves will decline as we produce our existing reserves. Our future oil and natural gas production is highly dependent upon our level of success in acquiring or finding additional reserves.
          Our estimated reserves have not been filed with or included in reports to any federal agency other than the SEC.

The Exchange Offer
On July 31, 2007, we completed a private offering of the old notes. As part of the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer within 210 days of the issue date of the old notes. The following is a summary of the exchange offer.

Old Notes	10 1/4% Senior Notes due August 1, 2014, which were issued on July 31, 2007.

New Notes	10 1/4% Senior Notes due August 1, 2014. The terms of the new notes are substantially identical to those terms of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering to exchange up to $150.0 million aggregate principal amount of our new notes that have been registered under the Securities Act for an equal amount of our outstanding old notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same Indenture (the “Indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”) that governs the old notes. Holders of the old notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because the new notes will be registered, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their old notes accepted in the exchange offer will have no registration rights.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern Standard Time, on [ ], 2008, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the exchange offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for tendering—Guaranteed delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•   tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange agent;” or

•   tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for tendering—Book-entry transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but

• the old notes are not immediately available,

• time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

•   the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer—Procedures for tendering—Guaranteed delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., Eastern Standard Time, on , 2008. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal rights.”

Material Federal Income Tax Considerations	We believe the exchange of new notes for old notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Please read the discussion under the caption “Material Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

\

Exchange Agent	We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption “The Exchange Offer—Exchange agent.”

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

• the new notes are being acquired in the ordinary course of business;

•   you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer;

• you are not our affiliate; and

• you are not a broker-dealer tendering old notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of new notes” for more information regarding resales of the new notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register your old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your old notes and our obligation to file a registration statement, please read “The Exchange Offer—Consequences of failure to exchange outstanding securities” and “Description of the New Notes.”

Description of the New Notes
     The summary below describes the principal terms of the new notes. Some of the terms described below are subject to important limitations and exceptions. See “Description of the New Notes” for a more detailed description of the terms and conditions of the new notes.
     The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act and, therefore, the new notes will not generally be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the old notes. The new notes will evidence the same debt as the old notes and will be governed by the same Indenture as the old notes.

Issuer	Parallel Petroleum Corporation.

Notes Offered	$150,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2014.

Interest	The new notes will accrue interest from the date of their issuance at the rate of 10 1/4% per year. Interest on the new notes will be payable semi-annually in arrears on each February 1 and August 1, commencing on August 1, 2008.

Maturity Date	The new notes will mature on August 1, 2014.

Subsidiary Guarantees	Currently, we have no Subsidiaries (as defined in the Indenture governing the notes). The new notes may be guaranteed by certain of our future restricted subsidiaries.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Ranking	The new notes and any subsidiary guarantees will be our and the guarantors’ senior unsecured obligations and will rank equally in right of payment to all of our and the guarantors’ existing and future senior indebtedness and will be effectively subordinated in right of payment to our and the guarantors’ existing and future secured indebtedness to the extent of the collateral therefor. As of December 31, 2007, we had $210 million of total debt outstanding, of which $60 million was secured and effectively senior to the new notes to the extent of the value of the collateral therefor. In addition, on December 31, 2007, we had approximately $140 million of additional borrowing capacity under our revolving credit facility, subject to specific requirements, including compliance with financial covenants.

Optional Redemption	On or after August 1, 2011, we will have the right to redeem all or part of the new notes at the following percentages of their principal amount, plus accrued and unpaid interest to the date of redemption, if redeemed during the periods commencing on the dates set forth below:

Period	Percentage
On or after August 1, 2011	105.125%
On or after August 1, 2012	102.563%
On or after August 1, 2013	100.000%

Prior to August 1, 2010, we may redeem up to 35% of the aggregate principal amount of the new notes originally issued with the proceeds of certain equity offerings, at a price equal to 110.250% of the aggregate principal amount, plus accrued and unpaid interest. In addition, prior to August 1, 2011, we may redeem all or part of the new notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium and accrued and unpaid interest.

Change of Control Offer	If a change of control, as defined in the Indenture, occurs, each holder of new notes will have the right to require us to repurchase all or any part of its notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

Asset Sale Proceeds	If we engage in certain asset sales, within a period of time we generally must use the net cash proceeds from such sales to repay outstanding Senior Debt, as defined in the Indenture governing the new notes, to acquire another company in our industry or to invest in our own business, or we must make an offer to purchase a principal amount of the new notes equal to the excess net cash proceeds. The purchase price of each new note so purchased will be 100% of its principal amount, plus accrued and unpaid interest.

Certain Covenants	The Indenture governing the new notes will, among other things, limit our ability and the ability of any of our restricted subsidiaries to:

• transfer or sell assets;

• make investments;

• pay dividends, redeem subordinated indebtedness or make other restricted payments;

• incur or guarantee additional indebtedness or issue disqualified capital stock;

• create or incur liens;

• incur dividend or other payment restrictions affecting certain subsidiaries;

• consummate a merger, consolidation or sale of all or substantially all of our assets;

• enter into transactions with affiliates; and

• engage in businesses other than the oil and gas business.
Risk Factors
     In evaluating an investment in the new notes, prospective investors should carefully consider, along with the other information set forth in or incorporated by reference into this prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the new notes.

Summary Consolidated Financial and Operating Data
     The following tables set forth summary historical consolidated financial and operating data for the nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004. The annual financial data for the years ended December 31, 2006, 2005 and 2004 is derived from the audited financial statements and the notes thereto incorporated in this prospectus by reference. The data for the nine months ended September 30, 2007 and 2006 is derived from our unaudited financial statements incorporated in this prospectus by reference. In the opinion of management, the nine month data includes all adjustments necessary for a fair statement of the results for those interim periods. This data should be read in conjunction with, and is qualified in its entirety by reference to, “Selected Historical Consolidated Financial Data” included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto, which are incorporated in this prospectus by reference.

	Nine Months Ended
	September 30,				Year Ended December 31,
	2007		2006		2006		2005	2004
	(unaudited)
	($ in thousands)
Statements of Operations Data:
Oil sales(1)	$47,786		$43,214		$56,564		$35,661	$20,997
Natural gas sales(1)	32,171		29,882		40,461		30,489	14,840

Total revenues	79,957		73,096		97,025		66,150	35,837
Lease operating expense	16,420		12,639		16,819		9,947	7,373
Production taxes, net of production tax refund	2,487		4,116		5,577		4,102	2,108
General and administrative expenses	7,737		7,147		9,523		6,712	5,378
Depreciation, depletion and amortization	21,680		17,848		24,687		12,044	8,712

Operating income	31,633		31,346		40,419		33,345	12,266
Other income (expense), net	(25,961)		(8,438)		(370)		(36,610)	(8,833)
Income tax benefit (expense)	(2,011)		(7,837)		(13,894)		1,676	(1,162)

Net income (loss)	$3,661		$15,071		$26,155		$(1,589)	$2,271

Statements of Cash Flow Data:
Capital expenditures	$110,015		$147,058		$195,396		$77,351	$67,911
Net cash provided by (used in):
Operating activities	51,529		44,610		74,186		37,118	18,156
Investing activities	(121,349)		(158,618)		(200,548)		(84,949)	(69,518)
Financing activities	69,228		107,902		125,854		49,468	38,765
Other Financial Data:
Ratio of earnings to fixed charges(2)	1.41	x	3.35	x	4.65	x	(3)	2.16	x

(1)	Presented as net of gains/losses on hedging.

(2)	For purposes of computing the ratio of earnings to fixed charges, earnings is defined as pre-tax income plus fixed charges. Fixed charges consist of interest expensed and capitalized; amortization and deferred financing costs; and the portion of lease rental expense representative of the interest factor attributable to such leases.

(3)	During the year ended December 31, 2005, the ratio coverage was less than 1:1. In order to achieve a coverage ratio of 1:1, we would have had to generate additional income before income taxes of $3.347 million for the year ended December 31, 2005.

RISK FACTORS
     An investment in the new notes involves a significant degree of risk. You should consider carefully these risks together with all of the other information included or incorporated by reference in this prospectus and the documents to which we have referred you before deciding whether to invest in the new notes and participate in the exchange offer. All of the risks described below could materially and adversely affect our business prospects, financial condition, operating results and cash flows, which in turn could adversely affect our ability to satisfy our obligations under the new notes. When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the old notes and the new notes.
Risks Relating to the Exchange Offer and the New Notes
If you do not properly tender your old notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.
     We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read “The Exchange Offer—Procedures for tendering” and “Description of the New Notes.”
     If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, please read “The Exchange Offer—Consequences of failure to exchange outstanding securities.”
There is no public market for the new notes, and we cannot be sure that a market for the new notes will develop.
     Although the new notes will trade in The PORTAL SM Market and will be registered under the Securities Act, the new notes will not be listed on any securities exchange. Because there is no public market for the new notes, you may not be able to resell them.
     We cannot assure you that an active market will exist for the new notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of our new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their initial offering price. The trading market for the new notes may be adversely affected by:
•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the new notes;

•	changes in the credit ratings assigned by independent rating agencies;

•	the interest of securities dealers in making a market for the new notes; and

•	prevailing interest rates and general economic conditions.
Risks Relating to the Notes and Our Other Indebtedness
We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes.
     As of December 31, 2007, we had total debt of approximately $205.4 million (of which $150.0 million consisted of the Senior Notes due 2014 net of $4.6 million in unamortized issue discount and $60.0 million consisted of borrowings under our revolving credit facility excluding letters of credit). Our level of debt could have important consequences for you, including the following:
•	we may have difficulty borrowing money in the future for acquisitions, capital expenditures or to meet our operating expenses or other general corporate obligations;

•	we will need to use a substantial portion of our cash flows to pay principal and interest on our debt, which will reduce the amount of money we have for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other business activities;

•	we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

•	we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general, especially declines in oil and natural gas prices; and

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.
We may incur substantially more debt, which may intensify the risks described above, including our ability to service our indebtedness.
     We may be able to incur substantially more debt in the future. Although the Indenture governing the notes and the amended and restated credit agreement governing our revolving credit facility contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2007, we had approximately $140 million of additional borrowing capacity under our revolving credit facility excluding letters of credit, subject to specific requirements, including compliance with financial covenants. In addition, the Indenture governing the notes and our revolving credit facility will not prevent us from incurring obligations that do not constitute indebtedness. See “Description of Other Indebtedness” and “Description of the New Notes — Certain Covenants — Incurrence of Indebtedness.” To the extent new indebtedness is added to our current indebtedness levels, the risks described above could substantially intensify.
To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.
     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash from operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the prices that we receive for oil and natural gas. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.
     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. The Indenture governing the notes and the amended and restated credit agreement governing our revolving credit facility will restrict our ability to dispose of assets and use the proceeds from the disposition. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness, including our revolving credit facility, would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. If we fail to meet our payment obligations under our revolving credit facility, those lenders would be entitled to foreclose on substantially all of our assets and liquidate those assets. Under those circumstances, our cash flow and capital resources could be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations, impair our liquidity, or cause the holders of the notes to lose a portion of or the entire value of their investment.
     A default on our obligations could result in:
•	our debt holders declaring all outstanding principal and interest due and payable;

•	the lenders under our revolving credit facility terminating their commitments to loan us money and foreclose against the assets securing their loans to us; and

•	our bankruptcy or liquidation, which is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes.
     In addition, provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, limitations of collectibility of unmatured interest or attorneys’ fees and forced restructuring of the notes.
Restrictive debt covenants in the Indenture and the amended and restated credit agreement governing our revolving credit facility will restrict our business in many ways.
     The Indenture governing the notes will contain a number of significant covenants that, among other things, restrict our ability to:
•	transfer or sell assets;

•	make investments;

•	pay dividends, redeem subordinated indebtedness or make other restricted payments;

•	incur or guarantee additional indebtedness or issue disqualified capital stock;

•	create or incur liens;

•	incur dividend or other payment restrictions affecting certain subsidiaries;

•	consummate a merger, consolidation or sale of all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	engage in businesses other than the oil and gas business.
     These covenants could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants impose on us. A breach of any of these covenants could result in a default under the notes which, if not cured or waived, could result in acceleration of the notes. See “Description of the New Notes — Events of Default and Remedies.”
     In addition, the amended and restated credit agreement governing our revolving credit facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under the facility. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the revolving credit facility. If the lenders accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our revolving credit facility and our other indebtedness, including the notes.
Our borrowings under our revolving credit facility expose us to interest rate risk.
     Our borrowings under our revolving credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

The notes will be structurally subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.
     Our obligations under the notes are unsecured, but our obligations under our revolving credit facility are secured by a security interest in substantially all of our assets, including the equity interests in our subsidiaries. Holders of this indebtedness and any other secured indebtedness that we may incur in the future will have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness will effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the Indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes, including any future indebtedness we may incur under a credit facility. To the extent the value of the collateral is not sufficient to satisfy our secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. As of December 31, 2007, we had approximately $60 million in secured indebtedness outstanding under our revolving credit facility excluding letters of credit.
A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state laws, which would prevent the holders of notes from relying on the subsidiary to satisfy our payment obligations under the notes.
     Initially, there will be no subsidiary guarantees of the notes, but in the future such guarantees may occur. Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees, or require that claims under the subsidiary guarantee be subordinated to all other debts of the subsidiary guarantor, and to require creditors such as the noteholders to return payments received from subsidiary guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, for example, the subsidiary guarantor, at the time it issued its subsidiary guarantee:
•	was insolvent or rendered insolvent by making the subsidiary guarantee;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.
     A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the subsidiary guarantee. A court would likely find that a guarantor did not receive reasonably equivalent value or fair compensation for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees.
     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.
     Generally, a subsidiary guarantor would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
     To the extent a court voids a subsidiary guarantee as a fraudulent transfer or holds the subsidiary guarantee unenforceable for any other reason, holders of notes would cease to have any direct claim against the subsidiary guarantor. If a court were to take this action, the subsidiary guarantor’s assets would be applied first to satisfy the subsidiary guarantor’s liabilities, if any, before any portion of its assets could be distributed to us to be applied to the payment of the notes. We cannot assure you that a subsidiary guarantor’s remaining assets would be sufficient to satisfy the claims of the holders of notes related to any voided portions of the subsidiary guarantees.

We may not be able to repurchase the notes upon a change of control.
     Upon the occurrence of a change of control, holders of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds at the time of the change of control to make the required repurchases, or restrictions under our revolving credit facility may not allow such repurchases. In addition, an event constituting a “change of control” (as defined in the Indenture governing the notes) could be an event of default under our revolving credit facility that would, if it should occur, permit the lenders to accelerate that debt and that, in turn, would cause an event of default under the Indenture governing the notes, each of which could have material adverse consequences for us and the holders of the notes. The source of any funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our business operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered and to repay debt under our revolving credit facility. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”
Risks Related to Our Business
The volatility of the oil and natural gas industry may have an adverse impact on our operations.
     Our revenues, cash flows and profitability are substantially dependent upon prevailing prices for oil and natural gas. In recent years, oil and natural gas prices and, therefore, the level of drilling, exploration, development and production, have been extremely volatile. Any significant or extended decline in oil or natural gas prices will have a material adverse effect on our business, financial condition and results of operations and could impair access to future sources of capital. Volatility in the oil and natural gas industry results from numerous factors over which we have no control, including;
•	the level of oil and natural gas prices, expectations about future oil and natural gas prices and the ability of international cartels to set and maintain production levels and prices;

•	the cost of exploring for, producing and transporting oil and natural gas;

•	the level and price of foreign oil and natural gas transportation;

•	available pipeline and other oil and natural gas transportation capacity;

•	weather conditions;

•	international political, military, regulatory and economic conditions;

•	the level of consumer demand;

•	the price and the availability of alternative fuels;

•	the effect of worldwide energy conservation measures; and

•	the ability of oil and natural gas companies to raise capital.
     Significant declines in oil and natural gas prices for an extended period may:
•	impair our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reduce the amount of oil and natural gas that we can produce economically;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow; and

•	reduce the recorded value of our oil and natural gas properties.
     No assurance can be given that current levels of oil and natural gas prices will continue. We expect oil and natural gas prices, as well as the oil and natural gas industry generally, to continue to be volatile.

We must replace oil and natural gas reserves that we produce. Failure to replace reserves may negatively affect our business.
     Our future performance depends in part upon our ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves decline as they are depleted and we must locate and develop or acquire new oil and natural gas reserves to replace reserves being depleted by production. No assurance can be given that we will be able to find and develop or acquire additional reserves on an economic basis. If we cannot economically replace our reserves, our results of operations may be materially adversely affected, our stock price may decline and the price at which you would be able to sell your notes could decline.
We are subject to uncertainties in reserve estimates and future net cash flows.
     There is substantial uncertainty in estimating quantities of proved reserves and projecting future production rates and the timing of development expenditures. No one can measure underground accumulations of oil and natural gas in an exact way. Accordingly, oil and natural gas reserve engineering requires subjective estimations of those accumulations. Estimates of other engineers might differ widely from those of our independent petroleum engineers, and our independent petroleum engineers may make material changes to reserve estimates based on the results of actual drilling, testing, and production. As a result, our reserve estimates often differ from the quantities of oil and natural gas we ultimately recover. Also, we make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions could greatly affect our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of future net cash flows. Some of our reserve estimates are made without the benefit of a lengthy production history and are calculated using volumetric analysis. Those estimates are less reliable than estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay and an estimation of the productive area.
     The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated oil and natural gas reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:
•	actual prices we receive for oil and natural gas;

•	the amount and timing of actual production;

•	supply and demand of oil and natural gas;

•	limits of increases in consumption by natural gas purchasers; and

•	changes in governmental regulations or taxation.
     The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.
Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do.
     We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:
•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production;

•	integrating new technologies; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.
     Many of our competitors have financial, technological and other resources substantially greater than ours, and some of them are fully integrated oil and natural gas companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.
We do not control all of our operations and development projects, which may adversely affect our production revenues and results of operations.
     Substantially all of our business activities are conducted through joint operating agreements under which we own partial interests in oil and natural gas wells. As of June 30, 2007, we owned interests in 453 gross (340.6 net) oil and natural gas wells for which we were the operator and 527 gross (254.4 net) oil and natural gas wells where we were not the operator. Included in these wells are 239 gross (121.4 net) wells which are shut in or temporarily abandoned and 138 gross (103.6 net) injection wells. Furthermore, we are not the operator of any of our interests in the Barnett Shale project. As a result, the success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our control, including the operator’s:
•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.
     Further, we may not be in a position to remove the operator in the event of poor performance, and we may not have control over normal operating procedures, expenditures or future development of underlying properties. If drilling and development activities are not conducted on these properties or are not conducted on a timely basis, we may be unable to increase our production or offset normal production declines, which may adversely affect our production, revenues and results of operations.
Our business is subject to many inherent risks, including operating risks, which may result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks.
     Oil and natural gas drilling activities and production operations are highly speculative and involve a high degree of risk. These operations are marked by unprofitable efforts because of dry holes and wells that do not produce oil or natural gas in sufficient quantities to return a profit. The success of our operations depends, in part, upon the ability of our management and technical personnel. The cost of drilling, completing and operating wells is often uncertain. There is no assurance that our oil and natural gas drilling or acquisition activities will be successful, that any production will be obtained, or that any such production, if obtained, will be profitable.
     Our operations are subject to all of the operating hazards and risks normally incident to drilling for and producing oil and natural gas. These hazards and risks include, but are not limited to:
•	explosions, blowouts and fires;

•	natural disasters;

•	pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion;

•	weather;

•	failure of oilfield drilling and service equipment and tools;

•	changes in underground pressure in a formation that causes the surface to collapse or crater;

•	pipeline ruptures or cement failures;

•	environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases; and

•	availability of needed equipment at acceptable prices, including steel tubular products.
     Any of these risks can cause substantial losses resulting from:
•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repair and remediation costs.
     As is customary in the industry, we maintain insurance against some, but not all, of these hazards. We maintain general liability insurance and obtain Operator’s Extra Expense insurance on a well-by-well basis. We carry insurance against certain pollution hazards, subject to our insurance policy’s terms, conditions and exclusions. If we sustain an uninsured loss or liability, our ability to operate could be materially adversely affected.
     Our oil and natural gas operations are not subject to renegotiation of profits or termination of contracts at the election of the federal government.
The oil and natural gas industry is capital intensive.
     The oil and natural gas industry is capital intensive. We make substantial capital expenditures for the acquisition, exploration for and development of oil and natural gas reserves.
     Historically, we have financed capital expenditures primarily with cash generated by operations, proceeds from bank borrowings and sales of our equity securities. In addition, we have sold and may consider selling additional assets to raise additional operating capital. From time to time, we may also reduce our ownership interests in our projects in order to reduce our capital expenditure requirements.
     Our cash flow from operations and access to capital is subject to a number of variables, including:
•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.
     Any one of these variables can materially affect our ability to borrow under our revolving credit facility.
     If our revenues or the borrowing base under our revolving credit facility decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to undertake or complete future drilling projects. We may, from time to time, seek additional financing, either in the form of increased bank borrowings, sale of debt or equity securities or other forms of financing and there can be no assurance as to the availability of any additional financing upon terms acceptable to us.
There are risks in acquiring producing properties, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, increasing the scope, geographic diversity and complexity of our operations and incurrence of additional debt.
     Our business strategy includes growing our reserve base through acquisitions. Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in unanticipated expenses and losses. In addition, we may assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.
     We are continually investigating opportunities for acquisitions. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing.
     Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expense, all of which could have a material adverse effect on our financial condition and operating results.
The marketability of our natural gas production depends on facilities that we typically do not own or control.
     The marketability of our natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through natural gas gathering systems and natural gas pipelines that we do not own. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such systems and pipelines.
Our producing properties are geographically concentrated.
     A substantial portion of our proved oil and natural gas reserves are located in the Permian Basin of West Texas and Eastern New Mexico. Specifically, as of December 31, 2006, approximately 92%, and as of June 30, 2007, approximately 93%, of the present value of our estimated future net revenues from our proved reserves relates to our proved reserves located in the Permian Basin. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells due to mechanical problems, damages to the current producing reservoirs, significant governmental regulation, including any curtailment of production, or interruption of transportation of oil or natural gas produced from the wells.
Our derivative activities create a risk of financial loss.
     In order to manage our exposure to price risks in the marketing of our oil and natural gas, we have in the past and expect to continue to enter into oil and natural gas price risk management arrangements with respect to a portion of our expected production. We use derivative arrangements such as swaps, puts and collars that generally result in a fixed price or a range of minimum and maximum price limits over a specified time period. Certain derivative contracts may limit the benefits we could realize if actual prices received are above the contract price. In a typical derivative transaction utilizing a swap arrangement, we will have the right to receive from the counterparty the excess of the fixed price specified in the contract over a floating price based on a market index, multiplied by the quantity identified in the derivative contract. If the floating price exceeds the fixed price, we are required to pay the counterparty this difference multiplied by the quantity identified in the derivative contract. Derivative arrangements could prevent us from receiving the full advantage of increases in oil or natural gas prices above the fixed amount specified in the derivative contract. In addition, these transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:
•	the counterparties to our future contracts fail to perform under the contract; or

•	a sudden, unexpected event materially impacts oil or natural gas prices.

     In the past, some of our derivative contracts required us to deliver cash collateral or other assurances of performance to the counterparties in the event that our payment obligations exceeded certain levels. Future collateral requirements are uncertain but will depend on arrangements with our counterparties and highly volatile oil and natural gas prices.
     In addition, the increase in oil and natural gas prices, should it continue, will negatively affect the fair value of our derivatives contracts as recorded in our balance sheet at December 31, 2007 and during future periods and, consequently, our reported net income. Changes in the recorded fair value of certain of our derivatives contracts are marked to market through earnings and the decrease in the fair value of these contracts during the fourth quarter of 2007 is likely to result in significant charges to earnings. If oil and natural gas prices continue to increase, this negative effect on earnings will become more significant. We are currently unable to estimate the effects on earnings in the fourth quarter of 2007, but the effects are likely to be significant.
We are subject to complex federal, state and local laws and regulations that could adversely affect our business.
     Extensive federal, state and local regulation of the oil and natural gas industry significantly affects our operations. In particular, our oil and natural gas exploration, development and production activities are subject to stringent environmental regulations. These regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and natural gas wells and other related facilities. These regulations may become more demanding in the future. Matters subject to regulation include:
•	permits for drilling operations;

•	drilling bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	environmental protection;

•	reports concerning operations; and

•	taxation.
     Under these laws and regulations, we could be liable for:
•	personal injuries;

•	property damage;

•	oil spills;

•	discharge of hazardous materials;

•	reclamation costs;

•	remediation and clean-up costs; and

•	other environmental damages.
     Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Further, these laws and regulations could change in ways that substantially increase our costs. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could make it more expensive for us to conduct our business or cause us to limit or curtail some of our operations.
Declining oil and natural gas prices may cause us to record ceiling test write-downs.
     We use the full cost method of accounting to account for our oil and natural gas operations. This means that we capitalize the costs to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the capitalized costs of oil and natural gas properties may not exceed a ceiling limit, which is based on the present value of estimated future net revenues, net of income tax effects, from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. These rules generally require pricing future oil and natural gas production at unescalated oil and natural gas prices in effect at the end of each fiscal quarter, with effect given to cash flow hedge positions. If our capitalized costs of oil and natural gas properties, as adjusted for asset retirement obligations, exceed the ceiling limit, we must charge the amount of the excess against earnings. This is called a ceiling test write-down. This non-cash impairment charge does not affect cash flow from operating activities, but it does reduce stockholders’ equity. Generally, impairment charges cannot be restored by subsequent increases in the prices of oil and natural gas.
     The risk that we will be required to write-down the carrying value of our oil and natural gas properties increases when oil and natural gas prices decline. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.
     We did not recognize an impairment in 2006. We cannot assure you that we will not experience ceiling test write-downs in the future.
Terrorist activities may adversely affect our business.
     Terrorist activities, including events similar to those of September 11, 2001, or armed conflict involving the United States may adversely affect our business activities and financial condition. If events of this nature occur and persist, the resulting political and social instability could adversely affect prevailing oil and natural gas prices and cause a reduction in our revenues. In addition, oil and natural gas production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our operations is destroyed or damaged. Costs associated with insurance and other security measures may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.
We are highly dependent upon key personnel.
     Our success is highly dependent upon the services, efforts and abilities of key members of our management team. Our operations could be materially and adversely affected if one or more of these individuals become unavailable for any reason.
     We do not have employment agreements with any of our officers or other key employees. Without these agreements, our ability to obtain and retain qualified officers and employees may be adversely affected, especially in periods of improving market conditions.
     Our future growth and profitability will also be dependent upon our ability to attract and retain other qualified management personnel and to effectively manage our growth. There can be no assurance that we will be successful in doing so.
Part of our business is seasonal in nature.
     Weather conditions affect the demand for and price of oil and natural gas and can also delay drilling activities, temporarily disrupting our overall business plans. Demand for oil and natural gas is typically higher during winter months than summer months. However, warm winters can also lead to downward price trends. As a result, our results of operations may be adversely affected by seasonal conditions.
Failure to maintain effective internal controls could have a material adverse effect on our operations.
     Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. Effective internal controls are necessary for us to produce reliable financial reports. If, as a result of deficiencies in our internal controls, we cannot provide reliable financial reports, our business decision process may be adversely affected, our business and operating results could be harmed, and investors could lose confidence in our reported financial information.
Our business can be adversely impacted by downward changes in oil and natural gas prices, and most significantly by declines in oil prices.
     Our revenues, cash flows and profitability are substantially dependent on prevailing oil and natural gas prices, which are volatile. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and natural gas prices do not necessarily move in tandem. Because approximately 84% of our estimated future net revenues from our proved reserves as of December 31, 2006, and approximately 86% of our estimated future net revenues from our proved reserves as of June 30, 2007, are from oil production, we will be more affected by movements in oil prices.
A shortage of available drilling rigs, equipment and personnel may delay or restrict our operations.
     The oil and natural gas industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or personnel. During these periods, the costs and delivery times of drilling rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. Shortages of drilling rigs, equipment, supplies or personnel may increase drilling costs or delay or restrict our exploration and development operations, all or any one of which could harm our business financial condition and results of operations.

USE OF PROCEEDS
     The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all old notes surrendered in exchange for new notes in the exchange offer. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
     The following tables set forth selected historical consolidated financial data for the nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005, 2004, 2003 and 2002. The 2006, 2005 and certain 2004 annual financial data is derived from our audited financial statements and the notes thereto incorporated in this prospectus by reference. The data for the nine months ended September 30, 2007 and 2006 is derived from our unaudited financial statements incorporated in this prospectus by reference. In the opinion of management, the nine month data includes all adjustments necessary for a fair statement of the results for those interim periods. The selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto, which are incorporated by reference in this prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
	($ in thousands)
Statement of Operations Data:
Revenues:
Oil revenue	$47,786	$52,478	$68,076	$47,800	$28,455	$18,300	$3,217
Effects of oil hedges	—	(9,264)	(11,512)	(12,139)	(7,458)	(1,659)	—
Natural gas revenue	32,171	29,882	40,461	30,690	15,735	18,121	8,889
Effects of natural gas hedges	—	—	—	(201)	(895)	(907)	—

Total revenues	79,957	73,096	97,025	66,150	35,837	33,855	12,106
Cost and expenses:
Lease operating expense	16,420	12,639	16,819	9,947	7,373	6,458	2,081
Production taxes	2,487	4,116	5,577	4,102	2,108	1,946	796
General and administrative	7,737	7,147	9,523	6,712	5,378	4,344	2,153
Depreciation, depletion and amortization	21,680	17,848	24,687	12,044	8,712	8,390	6,220

Total costs and expenses	48,324	41,750	56,606	32,805	23,571	21,138	11,250

Operating income	31,633	31,346	40,419	33,345	12,266	12,717	856
Other income (expense), net:
Gain (loss) on derivatives not classified as hedges	(11,161)	116	2,802	(31,669)	(5,726)	(22)	(948)
Gain (loss) on ineffective portion of hedges		500	626	(137)	(240)	191	—
Interest and other income	163	122	158	167	189	116	93
Dividend income	—	—	—	—	—	—	371
Interest expense	(13,449)	(8,944)	(12,360)	(4,780)	(2,732)	(2,048)	(601)
Cost of debt retirement	(760)	—	—	—	—	—	—
Other expense	(91)	(164)	(189)	(102)	(324)	(259)	(332)
Equity in income (loss) of pipelines and gathering system ventures	(663)	(68)	8,593	(89)	—	—	—
Equity in income of First Permian, L.P.	—	—	—	—	—	—	31,044
Incentive awards attributable to the sale of First Permian, L.P.	—	—	—	—	—	—	(1,382)
Loss on sale of marketable securities	—	—	—	—	—	—	(717)

Total other income (expense), net	(25,961)	(8,438)	(370)	(36,610)	(8,833)	(2,022)	27,528

Income (loss) before income taxes	5,672	22,908	40,049	(3,265)	3,433	10,695	28,384
Income tax benefit (expense)	(2,011)	(7,837)	(13,894)	1,676	(1,162)	(3,031)	(9,683)

Income before cumulative effect of change in accounting principle	3,661	15,071	26,155	(1,589)	2,271	7,664	18,701
Cumulative effect on prior years of a change in accounting principle, net of tax of $32	—	—	—	—	—	(62)	—

Net income (loss)	3,661	15,071	26,155	(1,589)	2,271	7,602	18,701
Cumulative preferred stock dividend	—	—	—	(271)	(572)	(580)	(585)

Net income (loss) available to common stockholders	$3,661	$15,071	$26,155	$(1,860)	$1,699	$7,022	$18,116

Statements of Cash Flow Data:
Capital expenditures	$110,015	$147,058	$195,396	$77,351	$67,911	$14,930	$61,240

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
	($ in thousands)
Net cash provided by (used in):
Operating activities	51,529	44,610	74,186	37,118	18,156	19,465	1,528
Investing activities	(121,349)	(158,618)	(200,548)	(84,949)	(69,518)	(15,494)	(30,277)
Financing activities	69,228	107,902	125,854	49,468	38,765	1,595	37,210
Balance Sheet Data (at period end):
Cash and cash equivalents	$5,318	$312	$5,910	$6,418	$4,781	$17,378	$11,812
Total assets	525,576	398,545	442,818	253,008	170,671	118,343	102,351
Total debt	234,300	147,000	165,000	100,000	79,000	39,750	49,750
Stockholders’ equity	190,087	171,100	183,782	89,502	59,994	61,232	45,499

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	1.41x	3.35x	4.65x	(2)	2.16x	5.77x	38.05x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings is defined as pre-tax income plus fixed charges. Fixed charges consist of interest expensed and capitalized; amortization and deferred financing costs; and the portion of lease rental expense representative of the interest factor attributable to such leases.

(2)	During the year ended December 31, 2005, the ratio coverage was less than 1:1. In order to achieve a coverage ratio of 1:1, we would have had to generate additional income before income taxes of $3.347 million for the year ended December 31, 2005.
Pro forma ratio of earnings to fixed charges
     The following table sets forth our ratio of earnings to fixed charges on a pro forma basis illustrating the effects of the issuance of the old notes (which were issued on July 31, 2007) as if they were issued on January 1, 2006, and the application of the net proceeds of the old notes to repay outstanding indebtedness under our revolving credit facility and our second lien term loan facility. On a pro forma basis, interest expense would have been increased by $1.2 million and $4.4 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, had the old notes been issued on January 1, 2006. Net income would have been reduced by $0.8 million and $2.9 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively. Net income per common share would have been reduced by $.02 for basic and $.01 for diluted for the nine months ended September 30, 2007and $.08 for both basic and diluted for the year ended December 31, 2006. Issuance of the new notes will have no significant effect on pro forma results of operations or on the pro forma ratio of earnings to fixed charges.

	Nine Months
	Ended
	September, 30,	Year Ended December 31,
	2007	2006
Pro Forma Ratio of Earnings to Fixed Charges(1)	1.30x	3.47x

(1)	For purposes of computing the pro forma ratio of earnings to fixed charges, earnings is defined as pre-tax income plus fixed charges. Fixed charges consist of interest expensed and capitalized; amortization and deferred financing costs; and the portion of lease rental expense representative of the interest factor attributable to such leases.

DESCRIPTION OF OTHER INDEBTEDNESS
Revolving Credit Facility
     We are a party to a revolving credit facility with certain banks. The revolving credit facility provides for revolving loans subject to a borrowing base in effect from time to time. The borrowing base is redetermined by the banks on or about April 1 and October 1 of each year or at other times required by the banks or at our request. As of January 3, 2008, the borrowing base was $200.0 million. If, as a result of the banks’ redetermination of the borrowing base, the outstanding principal amount of our loan exceeds the borrowing base, we must either provide additional collateral to the banks or prepay the principal of the indebtedness in an amount equal to the excess borrowings. Except for the payments that may be required if our outstanding loans are in excess of the borrowing base, only interest is payable monthly.
     Loans made to us under the revolving credit facility bear interest at the base rate of Citibank, N.A. or the “LIBOR” rate, at our election. Generally, Citibank’s base rate is equal to its “prime rate” as announced from time to time by Citibank.
     The LIBOR rate is generally equal to the sum of (a) the rate designated as “British Bankers Association Interest Settlement Rates” and offered in one, two, three, six or twelve month interest periods for deposits of $1.0 million, and (b) a margin ranging from 2.00% to 2.50%, depending upon the outstanding principal amount of our loans. If the principal amount outstanding is equal to or greater than 75% of the borrowing base, the margin is 2.50%. If the principal amount outstanding is equal to or greater than 50%, but less than 75% of the borrowing base, the margin is 2.25%. If the principal amount outstanding is less than 50% of the borrowing base, the margin is 2.00%.
     The interest rate we are required to pay on our borrowings, including the applicable margin, may never be less than 5.00%. As of September 30, 2007, our weighted average base rate and LIBOR rate, plus the applicable margin, was 7.64% on $89.0 million, the outstanding principal amount of our revolving loan on that same date. In the case of base rate loans, interest is payable on the last day of each month. In the case of LIBOR rate loans, interest is payable on the last day of each applicable interest period.
     If the total outstanding borrowings under the revolving credit facility are less than the borrowing base, an unused commitment fee is required to be paid to the bank lenders. The amount of the fee is 0.25% of the daily average of the unadvanced amount of the borrowing base. The fee is payable quarterly. If the borrowing base is increased, we are also required to pay a fee of 0.375% on the amount of any such increase.
     All outstanding principal and accrued and unpaid interest under the revolving credit facility is due and payable on October 31, 2010. The loan is secured by substantially all of our oil and natural gas properties.
     Our revolving credit facility presently contains financial covenants and other restrictions, some of which prohibit us from:
•	creating, incurring, assuming or permitting to exist any lien, security interest or other encumbrance on any of our assets or properties, except specified permitted liens;

•	selling, leasing, transferring or otherwise disposing of any of our assets, except (a) extracted petroleum hydrocarbons sold in the ordinary course of our business; (b) worthless or obsolete equipment, and interests in oil and natural gas leases, or portions thereof, not capable of being held by production of oil, natural gas or other hydrocarbons or minerals in commercial quantities; and (c) transfers to us or any subsidiary;

•	allowing our current ratio to be less than 1.0 to 1.0 as of the end of any fiscal quarter;

•	allowing our ratio of consolidated funded debt to consolidated EBITDA for any fiscal quarter (calculated at the end of each fiscal quarter using the results of the immediately preceding twelve-month period) to exceed (a) 4.25 to 1.00 during 2007, (b) 4.00 to 1.00 during 2008, or (c) 3.50 to 1.00 during 2009 and thereafter;

•	allowing our adjusted consolidated net worth to be less than the sum of (a) $85.0 million, plus (b) 75% of the net proceeds from the sale of any equity securities, plus (c) 50% of our consolidated net income for each fiscal quarter determined on a cumulative basis;

•	forming any new subsidiary or consolidating or merging with or into any other entity, except for certain intra-company consolidations or mergers where we are the surviving entity;

•	becoming liable in respect of any indebtedness, or guaranteeing or otherwise in any manner becoming liable for indebtedness or obligations of any other person, except for (a) indebtedness incurred in connection with our revolving credit facility; (b) taxes, assessments and government charges; (c) obligations arising out of interest rate management transactions permitted under our revolving credit facility; (d) indebtedness evidenced by our 10 1/4% Senior Notes due 2014 not to exceed the aggregate principal amount of $150.0 million; (e) indebtedness incurred in the ordinary course of business that is not more than 60 days past due; or (f) other indebtedness not exceeding $1,000,000 in the aggregate;

•	declaring, paying or making any loans, advances, distributions or dividends to our equity owners, or acquiring, redeeming or retiring any stock or other security issued by us, except for certain purchases of the notes and certain intra-company dividends or distributions from our subsidiaries to us;

•	making or permitting to remain outstanding any loans or advances to any person or entity, except (a) advances made in the ordinary course of our business; (b) other loans or advances to a third party not to exceed $1,000,000 in the aggregate; or (c) intra-company loans;

•	discounting, or selling with recourse, or selling for less than market value, any of our notes receivable or accounts receivable;

•	permitting any material change in the character of our business;

•	entering into transactions with our affiliates, except transactions upon terms that are no less favorable than could be obtained in a transaction negotiated at arm’s length with an unrelated third party;

•	entering into commodity hedging or interest rate management transactions, except transactions required by our revolving credit facility, consented to by our lenders, or transactions designed to hedge, provide a floor price for, or swap crude oil or natural gas, provided certain conditions are satisfied;

•	making any investments in any entity, except (a) investments with maturities of not more than 180 days in direct obligations of the United States of America or any agency thereof; (b) investments in certain certificates of deposits; (c) our existing investments at December 23, 2005; (d) other investments not to exceed $10,000,000 in the aggregate when aggregated with loans and advances permitted to be made or remain outstanding under our revolving credit facility during 2007 and $1,000,000 in the aggregate when aggregated with other permitted loans and advances for calendar years after 2007; or (e) investments in any subsidiary;

•	permitting any material amendment to our organizational or governing documents;

•	permitting any plan subject to ERISA to (a) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended; (b) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or (c) terminate in a manner which could result in the imposition of a lien on its property pursuant to Section 4068 of ERISA;

•	permitting any change in accounting method or fiscal year;

•	allowing our subsidiaries to issue or sell to any third party any equity interest in them, or any option, warrant or other right to acquire any such equity interest;

•	making any amendment or entering into any agreement to amend or otherwise change the Indenture governing our 10 1/4% senior notes due 2014, failing to comply with the terms of the Indenture, or, except as specifically required by the Indenture, making any prepayment of amounts owing under such notes; or

•	permitting or incurring any lease obligations which would cause the aggregate amount of all payments pursuant to all such leases to exceed $1,000,000 in any twelve month period during the life of such leases, except for oil and gas related leases.

THE EXCHANGE OFFER
Purpose and effect of the exchange offer
     On July 31, 2007, we sold $150.0 million in aggregate principal amount of the old notes in a private placement. The old notes were sold to the initial purchasers who in turn resold the notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act and to certain institutional accredited investors.
     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement.
     Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of the New Notes” for more information on the terms of the respective notes and the differences between them.
     We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, referred to as DTC, who desires to deliver such old notes by book-entry transfer at DTC.
     We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with the advisers, if any, based on their own financial position and requirements.
     In order to participate in the exchange offer, you must represent to us, among other things, that:
•	you are acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes;

•	you do not have and to your knowledge, no one receiving new notes from you has, any arrangement or understanding with any person to participate in the distribution of the new notes;

•	you are not a broker-dealer tendering old notes acquired directly from us for your own account or if you are a broker-dealer, you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.
     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”
Terms of exchange
     Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $150.0 million aggregate principal amount of 10 1/4% Senior Notes due 2014 are outstanding and are registered in the name of Cede & Co., as nominee for DTC. Only registered holders of old notes, or their legal representatives or attorneys-in-fact, as reflected on the records of the trustee under the Indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and integral multiples of $1,000 thereafter.
     Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.
     The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes except that:
•	the new notes being issued in the exchange offer will have been registered under the Securities Act;

•	the new notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the new notes being issued in the exchange offer will not contain the registration rights contained in the old notes.
     You do not have any appraisal or dissenters’ rights under the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.
     We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the new notes from us.
     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.
Expiration, extension and amendment
     The expiration time of the exchange offer is 5:00 P.M., Eastern Standard Time, on       , 2008, which is the twenty-first business day after the commencement of the exchange offer. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
     Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the exchange offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer prior to its expiration, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will promptly disclose such change by providing a prospectus supplement to the registered holders of the old notes. If the change constitutes a material change and is made less than five business days before the expiration of the exchange offer, we will extend the offer as required by applicable law so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., Eastern Standard Time, on the first business day after the previously scheduled expiration time.
Procedures for tendering
     Valid tender
     Except as described below, a tendering holder must, prior to the expiration time, transmit to Wells Fargo Bank, National Association, the exchange agent, at the address listed below under the caption “—Exchange agent:”

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.
     The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.
     If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.
     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
     By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”
     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.
     No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.
     If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account. The tender by a holder of old notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
     All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.
     Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the Indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.
     Signature guarantees
     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:
•	by a registered holder of the old notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.
      Book-entry transfer
     The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.
     Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:
•	be transmitted to and received by the exchange agent at the address listed under “—Exchange agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.
     Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.
      Guaranteed delivery
     If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:
      1. stating the name and address of the holder of old notes and the amount of old notes tendered,
      2. stating that the tender is being made, and
      3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and
•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.
Acceptance of old notes for exchange; issuance of new notes
     Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of this exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
     For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. As a result, registered holders of old notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of the exchange offer.
     In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:
•	certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
     Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.
Interest payments on the new notes
     The new notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal rights
     Tender of old notes may be properly withdrawn at any time before 5:00 p.m., Eastern Standard Time, on the expiration date of the exchange offer.
     For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated below under “—Exchange agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:
•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.
     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.
     Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.
     Properly withdrawn old notes may be re-tendered by following the procedures described under "—Procedures for tendering” above at any time at or before the expiration time.
     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
Conditions to the exchange offer
     Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, prior to the expiration of the exchange offer, may terminate the exchange offer, whether or not any old notes have been tendered for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:
•	there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to such exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of such exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.
     If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been tendered for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read “—Expiration, extension and amendment” above.
     If any of the above events occur, we may:
•	prior to the expiration of the exchange offer, terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	prior to the expiration of the exchange offer, amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.
     We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.
     If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes. If a waiver that constitutes a material change is made less than five business days before the expiration of the exchange offer, we will extend the offer as required by applicable law so that holders have at least five business days to tender or withdraw.
Resales of new notes
     Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
•	the new notes are acquired in the ordinary course of the holder’s business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

     However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the requirements above.
     Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:
•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
     Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of new notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.
     In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is not available.
Shelf Registration
     If:
(i)	because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer;

(ii)	the exchange offer is not consummated within 250 days of the issuance of the old notes;

(iii)	any initial purchaser of the old notes requests with respect to the old notes (or private exchange securities) not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer; or

(iv)	any holder (other than an exchanging dealer) is not eligible to participate in the exchange offer or, in the case of any holder (other than an exchanging dealer) that participates in the exchange offer, such holder does not receive freely tradable new notes on the date of the exchange and with respect to (iii) and (iv) above, the initial purchaser has so notified us within 90 days after the consummation of the exchange offer, we will as promptly as practicable file with the SEC and thereafter use our reasonable best efforts to cause to be declared effective (unless it becomes effective automatically upon filing) a shelf registration statement relating to the offer and sale of the old notes by the holders thereof from time to time in accordance with the methods of distribution set forth in the shelf registration statement and Rule 415 under the Securities Act on or prior to the 210th day following the issuance of the old notes in the case of clause (i) above and on or prior to the 90th day after the date on which the shelf registration statement is required to be filed in the case of clauses (ii), (iii) and (iv) above.

Liquidated Damages
     If any of the following events occur (each a “Registration Default”):
(i)	if an exchange offer registration statement is not filed with the SEC on or prior to the 180th day after the issuance of the old notes;

(ii)	if an exchange offer registration statement or, if required, a shelf registration statement has not been declared effective by the SEC (or become effective automatically) on or prior to the 210th day after the issuance of the old notes;

(iii)	if the registered exchange offer has not been consummated on or before the 30th business day after the exchange offer registration statement is declared effective;

(iv)	if obligated to file a shelf registration statement, the shelf registration statement does not become, or is not declared, effective by the SEC on or prior to the 90th day after the date on which the shelf registration statement is required to be filed; or

(v)	if after either the exchange offer registration statement or the shelf registration statement is declared (or becomes automatically) effective (A) such registration statement thereafter ceases to be effective and is not declared effective again within 30 days or (B) such registration statement or the related prospectus ceases to be usable and does not become usable again within 30 days in connection with resales of old notes during the periods specified herein because either (1) any event occurs as a result of which the related prospectus forming part of such Registration Statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, or (2) it shall be necessary to amend such registration statement or supplement the related prospectus, to comply with the Securities Act or the Exchange Act or the respective rules thereunder then additional interest will accrue over and above the interest set forth in the notes from and including the date on which any such Registration Default occurs but excluding the date on which all such Registration Defaults have been cured. The rate of the additional interest will be 0.25% per year for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per year with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per year.
Exchange agent
     Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:
Wells Fargo Bank, National Association
(Exchange Agent/Depositary addresses)

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:

WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, N.A.
12th Floor — Northstar East Building
Corporate Trust Operations
608 Second Avenue South
Minneapolis, MN
By Facsimile (for Eligible Institutions only):
(612) 667-6282
For Information or Confirmation by Telephone:
(800) 344-5128

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.
Fees and expenses
     The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.
     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.
Transfer taxes
     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.
Consequences of failure to exchange outstanding securities
     Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.
     Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the Indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes set forth in the Indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.
     We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.
     Holders of the new notes issued in the exchange offer and any old notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the Indenture.
Accounting treatment
     We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.
Other
     Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF THE NEW NOTES
     We issued the old notes under the Indenture between us and Wells Fargo Bank, National Association, as Trustee. We will issue the new notes under the same Indenture under which we issued the old notes, and the new notes will represent the same debt as the old notes for which they are exchanged. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Indenture complies with the Trust Indenture Act.
     Old notes that remain outstanding after the completion of the exchange offer, together with the new notes, will be treated as a single class of securities under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the “Notes” include the old notes, the new notes and any Additional Notes actually issued, and all references to specified percentages in aggregate principal amount of the notes shall be deemed to mean, at any time after the exchange offer is completed, such percentage in aggregate principal amount of the old notes and the new notes then outstanding.
     The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes:
•	will have been registered under the Securities Act;

•	will not be subject to transfer restrictions applicable to the old notes; and

•	will not have the benefit of the registration rights agreement applicable to the old notes.
     The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. The Company urges you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as Holders of these Notes. You may request copies of the Indenture and the Registration Rights Agreement at the Company’s address set forth under the subheading “—Additional Information.”
     You can find the definitions of certain terms used in this description under the subheadings “— Certain Definitions” and “— Principal, Maturity and Interest.” In this description, the word “Company” refers only to Parallel Petroleum Corporation and not to any of its subsidiaries.
Brief Description of the Notes
     The Notes
     The Notes:
•	are general unsecured senior obligations of the Company;

•	are equal in right of payment to all existing and future senior Indebtedness of the Company;

•	are effectively subordinate in right of payment to any existing and future secured Indebtedness of the Company to the extent of the collateral therefor, including existing or future Indebtedness under the Company’s Existing Credit Facility;

•	are senior in right of payment to any future Subordinated Indebtedness of the Company; and

•	are eligible for trading in PORTAL.
     Possible Subsidiary Guarantees
     We have no Subsidiaries currently, so the Notes will not be Guaranteed on the Issue Date. The Notes, however, may be jointly and severally, fully and unconditionally, guaranteed on a senior unsecured basis by certain of the Company’s future Restricted Subsidiaries.

     Any Subsidiary Guarantees of the Notes:
•	will be general unsecured senior obligations of each Guarantor;

•	will be equal in right of payment to all existing and future senior Indebtedness of each Guarantor;

•	will be effectively subordinate in right of payment to any secured Indebtedness of each Guarantor to the extent of the collateral therefor; and

•	will be senior in right of payment to any future subordinated Indebtedness of each Guarantor.
     The Company owns a majority interest in an unconsolidated affiliate, Hagerman Gas Gathering System, a general partnership. However, the Company uses the equity method of accounting for its investment in Hagerman Gas Gathering System because the terms of its partnership agreement provide the minority general partners substantive participating rights with respect to its management. Hagerman Gas Gathering System will not be classified as a Subsidiary of the Company, and therefore it will not guarantee the Notes, so long as the Company continues to treat it as an unconsolidated affiliate for financial accounting purposes.
Principal, Maturity and Interest
     The Company initially will issue Notes with a maximum aggregate principal amount of up to $150.0 million in the exchange offer. The Company may issue additional Notes (“Additional Notes”) from time to time after this offering in an unlimited amount, without the consent of the Holders but subject to the provisions of the Indenture described below under the caption “— Certain Covenants — Incurrence of Indebtedness.” Any Additional Notes that the Company issues in the future will be identical in all respects to the Notes, except that the Additional Notes may have different issuance prices and will have different issuance dates. The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless otherwise provided or the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the Notes include any Additional Notes actually issued.
     The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on August 1, 2014.
     Interest on the Notes accrues at the rate of 10 1/4% per year and is payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2008. The Company will make each interest payment to the Holders of record of these Notes on the immediately preceding January 15 and July 15.
     Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     The interest rate on the Notes is subject to increase if the Company does not file a registration statement relating to the Registered Exchange Offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under the caption “— The Exchange Offer — Liquidated Damages.” All references to interest on the Notes shall include any such additional interest that may be payable. The interest rate will return to its stated amount if the Company cures any of the foregoing deficiencies.
Methods of Receiving Payments on the Notes
     If a Holder of any Notes has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.
     The Company will make all principal, premium and interest payments on each Note in global form registered in the name of The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such global Note.

Paying Agent and Registrar for the Notes
     The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.
Transfer and Exchange
     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note (1) for a period of 15 days before a selection of Notes to be redeemed or (2) between a record date and the next succeeding interest payment date.
     The Holder of a Note will be treated as the owner of it for all purposes.
Subsidiary Guarantees
     Initially, there will be no Guarantors, but in the circumstances described under “— Certain Covenants — Future Subsidiary Guarantors,” any Restricted Subsidiary that we acquire or create in the future may be required to be Guarantors of the Notes. Any future Guarantors will fully and unconditionally, jointly and severally, guarantee the Company’s obligations under the Notes and the Indenture on a senior unsecured basis. The obligations of each Guarantor under its Subsidiary Guarantee will be limited in a manner intended to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable laws, although no assurance can be given that a court would give the Holders the benefit of such a provision. Please read “Risk Factors — Risks Relating to the Notes and Our Other Indebtedness — A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state laws, which would prevent the holders of the notes from relying on that subsidiary to satisfy our payment obligations under the notes.”
     The Company shall not permit a Guarantor to sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor) unless:
     (1) immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing; and
     (2) either:
     (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or
     (b) an amount equal to the Net Proceeds of such sale or other disposition is applied in accordance with the provisions of the Indenture described under the caption “— Repurchase at the Option of Holders — Asset Sales.”
     The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released in accordance with the applicable provisions of the Indenture:
     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) other than to the Company or another Guarantor, if the Company applies the Net Proceeds of that sale or other disposition in accordance with the provisions of the Indenture described under the caption “— Repurchase at the Option of Holders — Asset Sales;”
     (2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) other than to the Company or another Guarantor, if the Company applies the Net Proceeds of that sale or other disposition in accordance with the provisions of the Indenture described under the caption “— Repurchase at the Option of Holders — Asset Sales;”
     (3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

     (4) if the Company effects a Legal Defeasance or Covenant Defeasance as described under “— Legal Defeasance or Covenant Defeasance.” Please read “— Repurchase at the Option of Holders — Asset Sales.”
     The Indenture also provides that, if a Foreign Subsidiary is no longer a guarantor of, or otherwise an obligor with respect to, any other Indebtedness of the Company, such Guarantor shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the notes as along as no Default or Event of Default has occurred and is continuing, or would occur as a consequence thereof.
Optional Redemption
     Prior to August 1, 2010, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) originally issued under the Indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that
     (1) at least 65% in aggregate principal amount of Notes (including any Additional Notes) originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and
     (2) each such redemption must occur within 90 days of the date of the closing of the related Equity Offering.
     On or after August 1, 2011, the Company may redeem all or a part of the Notes at any time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Percentage
2011	105.125%
2012	102.563%
2013	100.000%
     In addition, at any time prior to August 1, 2011, the Notes may be redeemed in whole or in part at the option of the Company at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption.
     Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to their final maturity. The Company is not prohibited from acquiring the Notes by means other than a redemption, whether pursuant to an issuer tender offer, open-market transactions, privately negotiated transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.
     Selection and Notice
     If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:
     (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
     (2) if the Notes are not so listed, on a pro rata basis.
     Notes or portions of Notes the Trustee selects for redemption shall be in amounts of $1,000 or a whole multiple of $1,000. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If a redemption date is on or after an interest payment record date and on or prior to the related interest payment date, accrued and unpaid interest will be payable to the Person in whose name the redeemed Notes are registered on such record date.
     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
     The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.
Repurchase at the Option of Holders
     Change of Control
     If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that notwithstanding the occurrence of a Change of Control, the Company will not be obligated to make a Change of Control Offer if, at any time prior to 30 days following the Change of Control, the Company has mailed to the Holders an irrevocable notice of its redemption of all (but not less than all) of the Notes as described under the caption “— Optional Redemption.” Within 30 days following any such Change of Control, unless, at any time previously the Company has mailed such irrevocable notice of redemption, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.
     On the Change of Control Payment Date, the Company will, to the extent lawful:
     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.
     The Paying Agent will promptly mail to each Holder of Notes so tendered and not withdrawn the Change of Control Payment for such tendered Notes, with such payments to be made through the facilities of DTC for all Notes in global form, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, by such Holder; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
     If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer.
     The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
     Under the Company’s Existing Credit Facility, certain change of control events with respect to the Company would constitute an event of default permitting the lenders to accelerate the payment of any Indebtedness then outstanding under the facility. Any future Credit Facility or other agreements to which the Company becomes a party in the future may contain similar default provisions upon a change of control or covenants prohibiting the occurrence of a change of control. Moreover, the exercise by Holders of their right to require the Company to repurchase the Notes upon a Change of Control could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to repurchase Notes following a Change of Control also may be limited by the Company’s then existing financial resources.
     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole may be uncertain.
     Asset Sales
     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests or other assets issued or sold or otherwise disposed of; and
     (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary from all Asset Sales since the Issue Date, in the aggregate, is in the form of cash or Cash Equivalents, or any combination thereof. For purposes of this provision, each of the following shall be deemed to be cash;
     (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Company or such Restricted Subsidiary from further liability; and
     (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 120 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).
     Within 365 days after the date of receipt of any Net Proceeds from an Asset Sale, the Company may apply (or enter into a definitive agreement for such application to the acquisition of Additional Assets within such 365-day period, provided, that such acquisition is closed within 90 days after the end of such 365-day period) such Net Proceeds at its option, in any one or more of the following:
     (1) to permanently repay, prepay, redeem or repurchase any Senior Debt of the Company or any Guarantor, and to cause any related loan commitment to be permanently reduced in an amount equal to the principal amount so repaid, prepaid, redeemed or repurchased; or
     (2) to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business.
     Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

     If the aggregate amount of Excess Proceeds then exceeds $10.0 million, within five days thereof, the Company will make an offer (the “Asset Sale Offer”) to all Holders of Notes and, to the extent required by the terms thereof, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount (or accreted value in the case of any such other pari passu Indebtedness issued with a significant original issue discount) plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis, on the basis of the aggregate principal amounts (or accreted values) tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
     If the Asset Sale Offer purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no other interest will be payable to holders who tender Notes pursuant to the Asset Sale Offer.
     The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the date such Asset Sale Offer is completed.
     The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.
Certain Covenants
     Restricted Payments
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company;
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness of the Company or any Guarantor; or
     (4) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness;” and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8) and (10) of the next succeeding paragraph, but including Restricted Payments permitted by clauses (1), (5), (7) and (9) of such paragraph), is less than the sum, without duplication, of
     (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the full fiscal quarter during which the Issue Date falls to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
     (b) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of property other than cash received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (other than Disqualified Stock), other than Equity Interests sold to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; plus
     (c) the amount by which Indebtedness is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the Fair Market Value of any property, distributed by the Company upon such conversion or exchange); plus
     (d) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.
     The preceding provisions will not prohibit:
     (1) the payment of any dividend or other distribution, or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving of redemption notice, as the case may be, if at said date of declaration or notice, such payment would have complied with the provisions of the Indenture;
     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of the substantially concurrent (if such redemption occurs within 120 days after the sale) sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;
     (3) the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor with the Net Cash Proceeds from an incurrence of any Permitted Refinancing Indebtedness permitted to be incurred under the caption “— Incurrence of Indebtedness;”
     (4) the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
     (5) so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employees, former employees, directors or former directors of the Company or any of its Restricted Subsidiaries (or heirs, estates or other permitted transferees of such employees or directors) pursuant to any agreements (including employment agreements), management equity subscription agreements or stock option agreements or plans (or amendments thereto), approved by the Board of Directors, under which such individuals purchase or sell or are granted the right to purchase or sell shares of Capital

Stock; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period;
     (6) repurchases or other acquisitions for value of Capital Stock, (i) deemed to occur upon the exercise or exchange of stock options, warrants or other convertible securities to the extent such Capital Stock represents a portion of the exercise or exchange price thereof or (ii) made in lieu of withholding taxes in connection with any such exercise or exchange; provided, however, that the aggregate amount of such repurchases or other acquisitions made to satisfy federal income tax obligations shall not exceed $2.0 million in any twelve-month period;
     (7) so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Notes under the covenants described under “— Repurchase at the Option of Holders — Change of Control” or “— Asset Sales” above (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% (in the case of a Change of Control) or 100% (in the case of an Asset Sale) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (7);
     (8) so long as no Default has occurred or is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or business combinations;
     (9) payments to dissenting stockholders (i) pursuant to applicable law or (ii) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; or
     (10) so long as no Default has occurred or is continuing, other Restricted Payments in an aggregate amount since the Issue Date not to exceed $7.5 million.
     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued at the time of such Restricted Payment by this covenant shall be evidenced by an officers’ certificate which shall be delivered to the Trustee not later than five Business Days following the date of the making of any Restricted Payment. Such officers’ certificate shall state that such Restricted Payment is permitted, together with a copy of any related resolution of the Board of Directors.
     For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1)-(10) above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.
Incurrence of Indebtedness
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the Net Cash Proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.
     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):
     (1) the incurrence by the Company and any Guarantor of the Indebtedness (including letters of credit) under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of the Company and any Guarantors outstanding at any time under this clause (1) under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of (a) $150.0 million less the aggregate amount of all permanent principal repayments since the Issue Date under a Credit Facility that are made under clause (1) of the second paragraph of the covenant described under “— Repurchase at the Option of Holders — Asset Sales” and (b) 30% of ACNTA as of the date of such incurrence;

     (2) the incurrence by the Company of Existing Indebtedness (other than Indebtedness described under clause (1), (3) or (6) of this paragraph);
     (3) the incurrence by the Company and any Guarantors of Indebtedness represented by (a) the Notes (excluding any Additional Notes) and the Subsidiary Guarantees, and (b) any Notes issued pursuant to a Registration Rights Agreement in exchange for other Notes, and any Subsidiary Guarantees related thereto;
     (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, improvement or tenant finish-out of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;
     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the Net Cash Proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or this clause (5) of this paragraph;
     (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
     (a) (i) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee thereon, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (ii) if a Guarantor is the obligor of such Indebtedness and the Company or another Guarantor is not the obligee thereon, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Subsidiary Guarantee; and
     (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;
     (7) in-kind obligations relating to net natural gas balancing positions arising in the ordinary course of business;
     (8) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock, in the form of additional shares of the same class of Disqualified Stock;
     (9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of (a) self-insurance obligations or completion, bid, performance, appeal or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including Guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such self-insurance, completion, bid, performance, appeal or surety obligations (in each case other than for an obligation for money borrowed) or (b) obligations represented by letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;
     (10) any obligation (including deferred premiums) under Interest Rate Agreements, Currency Agreements and Commodity Agreements; provided, however, that such Interest Rate Agreements, Currency Agreements and Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries and are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);
     (11) any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of the acquired or disposed asset or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Capital Stock of a Restricted Subsidiary;

     (12) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the Net Cash Proceeds thereof are promptly deposited to defease or satisfy and discharge all outstanding Notes in full as described below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge;”
     (13) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and
     (14) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in addition to Indebtedness permitted by clauses (1) through (13) above or the first paragraph above in an aggregate principal amount (or accrued value, as applicable) at any time outstanding not to exceed $20.0 million.
     For purposes of determining compliance with this “Incurrence of Indebtedness” covenant:
     (1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its incurrence in any manner that complies with this covenant, and only be required to include the amount and type of such Indebtedness in one of such clauses;
     (2) all Indebtedness outstanding on the date of the Indenture under the Existing Credit Facility after the application of the Net Cash Proceeds of the Notes shall be deemed initially incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (2) of the second paragraph of this covenant;
     (3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
     (4) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
     (5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;
     (6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and
     (7) Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary.
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
     Liens
     The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured for so long as such other Indebtedness is so secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured for so long as such other Indebtedness is so secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or a Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or such Subsidiary Guarantee.
     Dividend and Other Payment Restrictions Affecting Subsidiaries
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (a) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;
     (b) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or
     (c) transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.
     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
     (1) agreements existing on the Issue Date, including the Existing Credit Facility, as in effect on the Issue Date;
     (2) the Indenture, the Notes or any Subsidiary Guarantees;
     (3) applicable law, rule, regulation or order;
     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;
     (5) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;
     (6) any amendment, restatement, modification, supplement, extension, renewal, refunding, replacement or refinancing of Indebtedness referred to in clauses (1) or (4), provided that the encumbrances or restrictions contained in the agreements governing the foregoing are not materially more restrictive, taken as a whole, than those contained in the agreements governing such Indebtedness;
     (7) restrictions on cash or other deposits by parties under agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments; and
     (8) with respect to clause (c) of the preceding paragraph only, any of the following encumbrances or restrictions:
     (a) customary non-assignment or consent provisions in leases entered into in the ordinary course of business;
     (b) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;
     (c) Permitted Liens or Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;
     (d) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

     (e) customary restrictions on the subletting, assignment or transfer of any property or asset that is subject to a lease, farm-in or farm-out agreement, license, sub-license or similar contract, or the assignment or transfer of any such lease, agreement, license, sub-license or other contract; and
     (f) customary restrictions on the disposition or distribution of assets or property in agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments.
     Merger, Consolidation or Sale of Assets
     The Company may not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as whole, in one or more related transactions, to another Person, unless:
     (1) either:
     (a) the Company is the surviving corporation; or
     (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation existing under the laws of the United States, any state thereof or the District of Columbia;
     (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;
     (3) immediately after such transaction no Default or Event of Default exists;
     (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness;” and
     (5) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and any such supplemental indenture comply with the Indenture.
     For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.
     Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.
     Clause (4) of this “Merger, Consolidation, or Sale of Assets” covenant will not apply to a transaction between or among the Company and any of its Restricted Subsidiaries that are Guarantors.
     Transactions with Affiliates
     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
     (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time of such transaction in arm’s-length dealings by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

     (2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a majority of the disinterested members of the Board of Directors has determined that the criteria set forth in clause (1) are satisfied with respect to such Affiliate Transaction(s) and has approved such Affiliate Transaction(s), as evidenced by a resolution delivered to the Trustee; and
     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee, a written opinion that such Affiliate Transaction(s) are fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) are not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who is not an Affiliate, in either such case issued by an investment banking firm of national standing.
     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
     (1) any employment agreement or other employee compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
     (2) transactions between or among the Company and its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;
     (3) Restricted Payments that, in each case, are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments;”
     (4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;
     (5) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary consistent with applicable charter, bylaw or statutory provisions;
     (6) the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Subsidiary;
     (7) any transaction with a Person (other than an Unrestricted Subsidiary of the Company) that would constitute an Affiliate of the Company solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; and
     (8) any transaction in the ordinary course of the Oil and Gas Business, and consistent with past practice, with an Affiliate of the Company resulting from such Affiliate’s ownership of an interest in any oil and gas lease in which the Company or any of its Restricted Subsidiaries also owns an interest.
     Designation of Restricted and Unrestricted Subsidiaries
     The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation is in compliance with the next succeeding sentence and would not otherwise cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated, shall be valued at their Fair Market Value at the time of such designation for purposes of determining compliance with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” That designation will only be permitted if such Restricted Payment would be so permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
     The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the incurrence of any Lien of such Unrestricted Subsidiary and such designation shall only be permitted if: (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) such Lien is permitted under the covenant described under the caption “— Liens;” and (3) no Default or Event of Default would be in existence following such designation.

     Future Subsidiary Guarantees
     If the Company or any of its Restricted Subsidiaries acquires or creates a Restricted Subsidiary (other than Foreign Subsidiaries) on or after the Issue Date, or if any Foreign Subsidiary that is not already a Guarantor guarantees or co-issues any other Indebtedness of the Company after such date, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 20 Business Days of the date on which it was acquired or created or guaranteed or co-issued Indebtedness of the Company, as the case may be.
     Business Activities
     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material in the opinion of the Board of Directors (which opinion shall be reasonable and made in good faith) to the Company and its Restricted Subsidiaries taken as a whole.
     Reports
     Whether or not required by the SEC, so long as any Notes are outstanding, the Company will file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing), and the Company will furnish to the Trustee within five Business Days of filing, or attempting to file, the same with the SEC:
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a section on “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent public accountants; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
     In addition, the Company agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to holders of Notes and to prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     Payments for Consent
     Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Notes (or owner of a beneficial interest therein) for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes (or owners of beneficial interests therein) that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
Events of Default and Remedies
     Each of the following is an Event of Default:
     (1) default for 30 days in the payment when due of interest on the Notes;
     (2) default in payment when due of the principal of, or premium, if any, on the Notes;
     (3) failure by the Company to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”
     (4) failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the Notes with the provisions described under the captions “—

Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” and “— Certain Covenants — Restricted Payments,” “— Incurrence of Indebtedness,” “— Liens,” “— Dividend and Other Payment Restrictions Affecting Subsidiaries,” “— Transactions with Affiliates,” “— Designation of Restricted and Unrestricted Subsidiaries,” “— Future Subsidiary Guarantees,” “— Business Activities” and “— Payments for Consent;”
     (5) failure by the Company for 60 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the Notes to comply with any of its other agreements in the Indenture; provided, that the failure by the Company or any Guarantor to comply with the provisions of Section 314(a) (if applicable) of the Trust Indenture Act will not in itself be deemed a Default or Event of Default under the Indenture;
     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:
     (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or
     (b) results in the acceleration of such Indebtedness prior to its Stated Maturity;
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more (the “cross-acceleration provision”); provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
     (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;
     (8) any Subsidiary Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Indenture, shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and
     (9) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is also a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (as of the latest available consolidated financial statements of the Company and its Restricted Subsidiaries).
     In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration with respect to the Notes and its consequences.
     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.
     The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes or a Default or

Event of Default in respect of a provision that under “— Amendment, Supplement and Waiver” below cannot be amended without the consent of each Holder affected.
     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes prior to their Stated Maturity (other than by using the Net Cash Proceeds of an Equity Offering), an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantors under the Notes, the Indenture, any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and the Indenture and all obligations of any Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:
     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;
     (2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and
     (4) the Legal Defeasance provisions of the Indenture.
     In addition, the Company may, at its option and at any time, elect to terminate its obligations under “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger, Consolidation or Sale of Assets”), the operation of the Events of Default specified in clauses (4), (5), (6), (7), (8) or (with respect only to Significant Subsidiaries) (9) under “— Events of Default and Remedies” above and the limitations contained in clause (4) of the first paragraph under “— Certain Covenants — Merger, Consolidation or Sale of Assets” above (“Covenant Defeasance”) and certain other covenants or obligations of the Company set forth in the Indenture, and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default.
     The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (4), (5), (6), (7) (8) or (with respect only to Significant Subsidiaries) (9) under “— Events of Default and Remedies” above or because of the failure of the Company to comply with clause (4) of the first paragraph under “— Certain Covenants — Merger, Consolidation or Sale of Assets” above. If the Company exercises its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from its obligations with respect to its Subsidiary Guarantee.

     In order to exercise either Legal Defeasance or Covenant Defeasance:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;
     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
     (6) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
     (7) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Satisfaction and Discharge
     The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the Indenture), when
     (1) either:
     (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
     (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders cash in an amount as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest to the date of fixed maturity or redemption;
     (2) no Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

     (3) the Company has paid or caused to be paid all sums payable by it under the Indenture;
     (4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at the date of fixed maturity or redemption; and
     (5) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
     Except as provided below, the Indenture, the Notes and any Subsidiary Guarantees may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or any Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).
     Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);
     (3) reduce the rate of or change the time for payment of interest on any Note;
     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the consequences of such acceleration) or a Default or Event of Default in respect of a provision that cannot be amended without the consent of each Holder affected;
     (5) make any Note payable in a currency other than that stated in the Notes;
     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes (except as permitted by clause (7) below);
     (7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);
     (8) modify any Subsidiary Guarantee in any manner adverse to Holders of the Notes or release any Guarantor from its obligations under its Subsidiary Guarantee except in accordance with the terms of the Indenture;
     (9) make any change in the ranking of the Notes or any Subsidiary Guarantees in a manner materially adverse to the Holders of the Notes or any Subsidiary Guarantees; or
     (10) make any change in the preceding amendment, supplement and waiver provisions.
     Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, any Guarantors and the Trustee may amend or supplement the Indenture, the Notes or any Subsidiary Guarantees:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s properties or assets in compliance with the Indenture;

     (4) to add or release Guarantors in compliance with the Indenture;
     (5) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder; provided, however, that any change to the Indenture to conform it to this “Description of the New Notes” shall not be deemed to materially adversely affect such legal rights;
     (6) to secure the Notes, including pursuant to the requirements of the covenant described above under the caption “— Certain Covenants — Liens;”
     (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or
     (8) to provide for the issuance of Exchange Notes or Additional Notes.
Concerning the Trustee
     If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense as provided in the Indenture.
Governing Law
     The Indenture, the Notes and any Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Additional Information
     Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Parallel Petroleum Corporation, 1004 N. Big Spring, Suite 400, Midland, Texas 79701, Attention: Corporate Secretary.
Certain Definitions
     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
     “ACNTA” means (without duplication), as of the date of determination:
     (a) the sum of:
     (i) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared, reviewed or audited by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of:

     (A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and
     (B) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to
     (C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report, and
     (D) reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);
provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;
     (ii) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;
     (iii) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and
     (iv) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Restricted Subsidiaries;
     (b) minus, to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:
     (i) minority interests;
     (ii) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;
     (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, royalty interests, overriding royalty interests, net profits interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;
     (iv) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and
     (v) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.
     If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting. In determining ACNTA, the Company may, at its option, use reserve reports prepared as of the end of the Company’s most recently completed fiscal quarter in lieu of using year-end reserve reports.
     “Acquired Debt” means (without duplication), with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Additional Assets” means:
     (1) any non-current properties or assets to be used by the Company or any Restricted Subsidiary in the Oil and Gas Business; and
     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; provided, however, that such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
     “Applicable Premium” means, with respect to a Note at any redemption date, the greater of (x) 1.0% of the principal amount of such Note and (y) the excess of (A) the present value at such time of (1) the redemption price of such Note as of August 1, 2011 (without regard to accrued and unpaid interest) plus (2) all required interest payments due on such Note through August 1, 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.
     “Asset Sale” means:
     (1) the sale, lease, conveyance or other disposition (including, without limitation, by means of a sale and leaseback transaction) of any assets, including, without limitation, any sale of hydrocarbons or other mineral products as a result of the creation of Production Payments and Reserve Sales; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control,” or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets,” and not by the provisions described above under the caption “— Certain Covenants — Asset Sales;” and
     (2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).
     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
     (1) any single transaction or series of related transactions that results in Net Proceeds to the Company and its Restricted Subsidiaries of less than $2.0 million;

     (2) a transfer of assets between or among the Company and its Restricted Subsidiaries (including a Person that will become a Restricted Subsidiary immediately following such Asset Sale);
     (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
     (4) a disposition of cash or Cash Equivalents;
     (5) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”
     (6) a disposition of crude oil, natural gas or other hydrocarbons or other mineral products in the ordinary course of the Oil and Gas Business operations of the Company and its Subsidiaries;
     (7) any abandonment, relinquishment, farm-in, farm-out, lease and sub-lease of developed or undeveloped properties made or entered into in the ordinary course of business, but excluding any disposition as a result of the creation of a Production Payment and Reserve Sale;
     (8) the provision of services, equipment and other assets for the operation and development of the Company’s and its Restricted Subsidiaries’ oil and natural gas wells, in the ordinary course of the Company’s and its Restricted Subsidiaries’ Oil and Gas Business, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines;
     (9) the creation or perfection of a Lien (but not the sale or other disposition of any asset subject to such Lien);
     (10) Asset Swap;
     (11) any Production Payments and Reserve Sales arising from incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary;
     (12) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and
     (13) any assignment of an overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the generation of prospects or the development of oil and natural gas projects.
     “Asset Swap” means any concurrent purchase and sale or exchange of any oil or natural gas property or interest therein between the Company or any of its Restricted Subsidiaries and another Person; provided, that (i) any cash received must be applied in accordance with “— Repurchase at the Option of Holders — Asset Sales” as if the Asset Swap were an Asset Sale and (ii) the value of the property received by the Company or any Restricted Subsidiary in such transaction (including any cash) is at least equal to the Fair Market Value of the property (including any cash) so purchased and sold or exchanged;.
     “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of a Person in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation (other than any debt security convertible into an Equity Interest) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means:
     (1) United States dollars;
     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;
     (3) certificates of deposit and Eurodollar time deposits with maturities of nine months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding nine months and demand deposits, trust accounts, time deposits and overnight bank deposits, in each case, with any lender party to a Credit Facility or any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson BankWatch Rating of “B” or better;
     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. (or its successor) or Standard & Poor’s Ratings Services (or its successor) and in each case maturing within nine months after the date of acquisition; and
     (6) money market or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
     “Change of Control” means the occurrence of any of the following:
     (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;
     (2) the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company;
     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;
     (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or
     (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than

Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.
     “Commodity Agreement” means any crude oil or natural gas hedging agreement and other agreement or arrangement entered into in the ordinary course of business and designed to protect the Company or any Restricted Subsidiary against fluctuations in crude oil or natural gas prices.
     “Consolidated Cash Flow” means, with respect to any Person for any period, without duplication, the Consolidated Net Income of such Person for such period plus:
     (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (2) Fixed Charges, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus
     (3) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), “ceiling limitation” write-downs, impairment, exploration expense and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, write-downs, impairment, exploration expense and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
     (4) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus
     (5) non-cash items increasing such Consolidated Net Income for such period, other than revenues that were accrued in the ordinary course of business; minus (to the extent included in determining Consolidated Net Income)
     (6) the sum of:
     (a) the amount of deferred revenues that are amortized during the period and are attributable to reserves that are subject to Volumetric Production Payments; and
     (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.
     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization, impairment, exploration expense and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom:
     (1) the net income (or loss) of any Person that is not a Restricted Subsidiary accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;
     (2) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the cumulative effect of a change in accounting principles;
     (4) any write-downs of non-current assets; provided, however, that any “ceiling limitation” write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;
     (5) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133);
     (6) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with, the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries prior to its Stated Maturity;
     (7) any extraordinary or non-recurring gain (or loss), together with any related provision for taxes on such extraordinary or non-recurring gain (or loss); and
     (8) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
     (1) was a member of such Board of Directors on the Issue Date; or
     (2) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination, appointment or election.
     “Credit Facilities” means, with respect to the Company or any Guarantor, one or more debt facilities or commercial paper facilities (including, without limitation, the Existing Credit Facility), in each case with banks or other lenders in the business of providing loans of the types described hereinafter, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.
     “Currency Agreements” means, at any time as to the Company and its Restricted Subsidiaries, any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect against or manage the Company or any of its Restricted Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
     “Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “Equity Interests” mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and excluding any interests under the Company’s Incentive and Retention Plan, as amended).
     “Equity Offering” means:
     (1) any public offering of common stock of the Company registered under the Securities Act (other than on Form S-8 or any successor thereto) and other than any issuance of securities under any benefit plan of the Company; and

     (2) any unregistered offering of common stock of the Company, so long as, at the time of the consummation thereof, the Company has a class of common equity securities registered pursuant to Section 12(b) or 12(g) under the Exchange Act.
     “Existing Credit Facility” means the senior secured revolving credit facility of the Company under the Third Amended and Restated Credit Agreement, dated as of December 23, 2005, as amended as of the Issue Date, by and among the Company and the commercial lending institutions that are agents and lenders thereunder.
     “Existing Indebtedness” means Indebtedness outstanding on the Issue Date.
     “Fair Market Value” means, with respect to any Asset Sale (or Asset Swap) or Restricted Payment (or Investment or Permitted Investment), the price that would be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by:
     (1) if the value of such Asset Sale (or Asset Swap having a value of more than $5.0 million) or Restricted Payment (or Investment or Permitted Investment) is less than $10.0 million, an officer of the Company, as evidenced by an officers’ certificate delivered to the Trustee; and
     (2) if the value of such Asset Sale (or Asset Swap) or Restricted Payment (or Investment or Permitted Investment) is $10.0 million or greater, the Board of Directors of the Company, as evidenced by a board resolution delivered to the Trustee in the form of an officers’ certificate.
     “Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings unless the commitments to lend associated with such revolving credit borrowings are permanently reduced or canceled) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or repayment of Indebtedness, or such issuance, repurchase or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.
     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, provided that any cost savings or operating improvements may be given such pro forma effect only if they are permitted by Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto;
     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;
     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and
     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.
     “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements, but excluding prepayment penalties and unamortized costs associated with the repayment of Indebtedness with the Net Cash Proceeds from the sale of the Notes and the termination of the Hedging Obligations in connection therewith; plus
     (2) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
     (3) the product of (a) all dividend payments, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, less to the extent included above any amortization by the Company and its Restricted Subsidiaries during such period of (a) debt issuance costs and (b) capitalized (i) interest or (ii) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptances financings.
     “Foreign Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of a foreign jurisdiction and having substantially all its operations outside the United States of America.
     “GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.
     “Government Securities” means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the issuer’s option.
     “Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any other obligation, direct or indirect, contingent or otherwise, of such Person:
     (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or
     (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment therefor to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantors” means any Restricted Subsidiary of the Company that becomes a Subsidiary Guarantor after the Issue Date in accordance with the provisions of the Indenture, and its successors and assigns.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements.
     “Holder” means a person in whose name a Note is registered on the Registrar’s books.
     “Indebtedness” means, with respect to any specified Person, without duplication,
     (a) all obligations of such Person, whether or not contingent, in respect of:

     (i) the principal of and premium, if any, in respect of outstanding (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
     (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;
     (iii) the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and
     (iv) the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction;
     (b) all net obligations of such Person in respect of Hedging Obligations, except to the extent such net obligations are otherwise included in this definition;
     (c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such Person has Guaranteed or that are otherwise its legal liability;
     (d) Guarantees of production or payment by such Person with respect to a Production Payment and Reserve Sale but excluding other contractual obligations of such Person with respect to such Production Payment and Reserve Sale;
     (e) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of
     (i) the full amount of such obligations so secured and
     (ii) the fair market value of such asset as determined in good faith by such specified Person;
     (f) Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
     (g) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries that are not Guarantors in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and
     (h) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e), (f), or (g) or this clause (h), whether or not between or among the same parties.
     Subject to clause (d) of the preceding sentence, Production Payments and Reserve Sales shall not be deemed to be Indebtedness.
     “Interest Rate Agreements” means, with respect to the Company and its Restricted Subsidiaries, interest rate agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates, with respect to any Indebtedness that is permitted to be incurred under the Indenture.
     “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the next to last paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
     “Issue Date” means July 31, 2007.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:
     (1) any acquisitions during the fiscal quarter of crude oil and natural gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and with respect to which a report or reports of such engineers exist; and
     (2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “ — Repurchase of the Option of Holders — Assets Sales.”
     “Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or the sale or incurrence of any Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.
     “Net Proceeds” means the aggregate cash (or Cash Equivalents) proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:
     (1) the direct costs relating to such Asset Sale, including, without limitation, legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and any relocation expenses incurred as a result thereof;
     (2) taxes paid or payable as a result thereof;
     (3) amounts required to be applied to the repayment of Indebtedness (other than under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale;
     (4) any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and
     (5) any distributions and other payments required to be made to minority interest holders in any Restricted Subsidiaries as a result of such Asset Sale.
     “Net Working Capital” means:
     (a) all current assets of the Company and its Restricted Subsidiaries, minus

     (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case determined in accordance with GAAP.
     “Non-Recourse Debt” means Indebtedness:
     (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries (except the Notes) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and
     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
     “Oil and Gas Business” means
     (1) the acquisition, exploration, exploitation, development, operation or disposition of interests in, or obtaining production from, crude oil, natural gas or other hydrocarbon properties;
     (2) the gathering, marketing, treating, processing (but not refining), storage, selling or transporting of any production from such interests or properties and the marketing of crude oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;
     (3) any business (except refining) relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, transportation, gathering or marketing of crude oil, natural gas, other hydrocarbons and minerals and products produced in association therewith;
     (4) any business relating to oil field sales and services; or
     (5) any activity (except refining) that is ancillary, necessary or appropriate to facilitate, or that is incidental to, the activities described in clauses (1) through (4) of this definition.
     “Oil and Gas Liens” means:
     (1) Liens on any specific crude oil or natural gas property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of producing properties, or any interest therein, costs incurred for “development” will include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);
     (2) Liens on a crude oil or natural gas producing property to secure obligations incurred or Guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;
     (3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary, in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of crude oil, natural gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;
     (4) Liens securing Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales either:
     (a) were in existence on the Issue Date or
     (b) constitute Asset Sales made in compliance with the covenant entitled “— Certain Covenants — Repurchase at the Option of Holders — Asset Sales;” and
     (5) Liens on pipelines or pipeline facilities that arise by operation of law.
     “Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:
     (1) ownership of crude oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and
     (2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, processing agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements (including for limited liability companies), transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in publicly-traded securities.
     “Permitted Investments” means:
     (1) any Investment in the Company or in a Restricted Subsidiary of the Company;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary of the Company; or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or a disposition of assets not constituting an Asset Sale;
     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
     (6) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
     (7) Capital Stock or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or received in connection with a work-out or recapitalization of the issuer or as a result of a foreclosure or other transfer of title or perfection or enforcement of any Lien with respect to any secured Investment in default;
     (8) Hedging Obligations, which transactions or obligations are incurred in compliance with “— Certain Covenants — Incurrence of Indebtedness;”
     (9) Permitted Business Investments; and
     (10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Issue Date, not to exceed the greater of (a) $10.0 million or (b) 2.5% of ACNTA.
     “Permitted Liens” means:
     (1) Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;
     (2) Liens in favor of the Company or any Guarantors;
     (3) Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;
     (4) Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;
     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
     (6) Liens existing on the Issue Date;
     (7) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries;
     (8) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
     (9) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;
     (10) Liens securing Indebtedness incurred in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations), provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; (ii) such Indebtedness is not in excess of the purchase price of such fixed assets and (iii) such Indebtedness is permitted to be incurred under the “Incurrence of Indebtedness” covenant;
     (11) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice and (f) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business));
     (12) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;
     (13) Liens on cash collateral to secure Indebtedness permitted under clause (9) or (12) of “Incurrence of Indebtedness”; and
     (14) other Liens securing Indebtedness in an aggregate principal amount not greater than $5.0 million.
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued and unpaid interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);
     (2) (a) if the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is earlier than the final maturity date of the Notes, the Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or
     (b) if the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is later than the final maturity date of the Notes, the Permitted Refinancing Indebtedness has a final maturity date at least 91 days later than the final maturity date of the Notes;
     (3) the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
     (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
     (5) such Indebtedness is not incurred by a Restricted Subsidiary if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may Guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such Guarantee shall be subordinated to such Restricted Subsidiary’s Subsidiary Guarantee to at least the same extent.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subsidiary thereof or any other entity.
     “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
     “Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest or Production Payment in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where, in the case of each of the foregoing, the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the foregoing interests.

     “Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Senior Debt” means:
     (1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto; and
     (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred by it under the terms of the Indenture, unless such Indebtedness is Subordinated Indebtedness;
provided, that Senior Debt shall not include (1) any liability for federal, state, local or other taxes owed or owing by the Company; (2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates; (3) any trade payables; or (4) the portion of any Indebtedness that is incurred in violation of the Indenture.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subordinated Indebtedness” means Indebtedness of the Company (or a Guarantor) that is expressly subordinated or junior in right of payment to the Notes (or a Subsidiary Guarantee, as appropriate) pursuant to a written agreement to that effect.
     “Subsidiary” means any subsidiary of the Company. A “subsidiary” of any Person means:
     (1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another subsidiary, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and
     (2) any partnership (a) the sole general partner of which is such Person or a subsidiary of such Person, (b) the only general partners of which are that Person or one or more subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution, but only if GAAP requires that the financial results of such partnership be consolidated with those of such Person.
     “Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.
     “Treasury Rate” means, with respect to the Notes as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 1, 2011; provided, however, that if the period from the redemption date to August 1, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the final maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate no later than the second Business Day preceding the applicable redemption date and (b) on or prior to such redemption date file with the Trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
     (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; and
     (5) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation certified in an officers’ certificate that also certifies that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” in which case such designation shall be effective as of the date specified in such resolution. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness,” the Company shall be in default of such covenant.
     “Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without reference to the occurrence of any contingency) to vote in the election of the directors, managers or trustees of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.
Book-Entry, Delivery and Form
The global securities
     The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the “global securities”) which will be registered in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.
     We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the “participants”) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.
     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the Indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC.
Certain book-entry procedures for the global securities
     The operations and procedures of DTC is solely within the control of DTC and are subject to change by them from time to time. Investors are urged to contact the DTC or its participants directly to discuss these matters.
DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.
     DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by a number of direct participants of DTC and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.
     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.
     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.
     Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Neither DTC nor Cede & Co. will consent or vote with respect to the global securities unless authorized by a direct participant under DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.
     Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.
     Payments with respect to the principal of and premium, if any, liquidated damages, if any, and interest on a global security will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC’s practice is to credit the direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Paying Agent on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the Trustee, subject to statutory or regulatory requirements in effect at the time.
     Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and, except for trades involving only the Euroclear System as operated by Euroclear Bank S.A./N.V., or Euroclear, or Clearstream Banking, S.A. of Luxembourg, or Clearstream Luxembourg, such transfers will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.
     Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.
     Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.
     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes
     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.
     We have provided the foregoing information with respect to DTC to the financial community for information purposes only. Although we obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, we take no responsibility for the accuracy of such information.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of old notes for new notes in the exchange offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions now in effect, all of which are subject to change possibly with retroactive effect. Except as specifically set forth herein, this summary deals only with old notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to address all federal income tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as banks, insurance companies or other financial institutions, dealers in securities or foreign currencies, tax-exempt investors, or persons holding the old notes as part of a hedging transaction, straddle, conversion transaction, or other integrated transaction.
     We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. As such, there can be no assurance that the IRS will agree with such statements and conclusions.
     All persons that exchange old notes for new notes in the exchange offer are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
     As used herein, the term “U.S. Holder” means a beneficial owner of the notes who or that is, for U.S. federal income tax purposes, (i) a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
     If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds the old notes, the tax treatment of a partner in the partnership or such other entity will generally depend upon the status of the partner and the activities of the partnership or other such entity. If you are a partner of a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holding the old notes, you should consult your tax advisor regarding the tax consequences of exchanging the old notes for new notes.
     For purposes of this summary, a Non-U.S. Holder means a holder of old notes who or that is not, for U.S. federal income tax purposes, a U.S. Holder, as defined above, or a partnership.
Consequences to U.S. Holders and Non-U.S. Holders
     The exchange of old notes for new notes will not be treated as an exchange for federal income tax purposes, but, instead, will be treated as a “non-event” because the new notes will not be considered to differ materially in kind or extent from the old notes. As a result, no material federal income tax consequences will result to you from exchanging old notes for new notes.
     TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE, (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

PLAN OF DISTRIBUTION
     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2008 (90 days after the consummation of the exchange offer), all dealers effecting transactions in the new notes may be required to deliver a prospectus.
     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
     The validity of the notes being offered hereby and certain other legal matters are being passed upon for us by Haynes and Boone, LLP, Dallas, Texas.
EXPERTS
     The consolidated financial statements for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
     Certain information with respect to the oil and gas reserves of Parallel derived from the reports of Cawley, Gillespie and Associates, Inc., independent petroleum engineers, has been included and incorporated by reference in this prospectus upon the authority of said firm as experts with respect to the matters covered in such reports and in giving such reports.
AVAILABLE INFORMATION
     We have filed with the SEC a registration statement on Form S-4, including exhibits and schedules, under the Securities Act with respect to the offer to exchange our senior notes. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the exchange offer, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.
     You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.
INCORPORATION BY REFERENCE
     In this document, we “incorporate by reference” certain information we file with the SEC, which means that we are disclosing important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus and later information filed with the SEC will update and supersede this information. We incorporate by reference the following information that we have filed with the SEC and any future filings (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until this offering is completed:
•	Our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 28, 2007;

•	Our Annual Report on Form 10-K/A for the year ended December 31, 2006, as filed with the SEC on July 12, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as filed with the SEC on November 9, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed with the SEC on August 8, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC on May 9, 2007;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 25, 2007; and

•	Our Current Reports on Form 8-K filed with the SEC on January 26, 2007; February 14, 2007; March 5, 2007; July 2, 2007; July 19, 2007; July 26, 2007; August 1, 2007; November 30, 2007; December 3, 2007; December 5, 2007; December 6, 2007; and December 17, 2007.
     All filings filed by us pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement shall also be deemed to be incorporated by reference into this prospectus.
     You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering the new notes in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations, cash flows and prospects may change after that date.
     You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Attention: Manager of Investor Relations
(432) 684-3727

GLOSSARY OF OIL AND NATURAL GAS TERMS
     The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and this prospectus.
     Bbl. One barrel of oil or other liquid hydrocarbons.
     Bcf. One billion cubic feet of natural gas.
     Boe. One equivalent barrel of oil or six Mcf of natural gas for one barrel of oil.
     MBbl. One thousand barrels of oil or other liquid hydrocarbons.
     MBoe. One thousand Boe.
     Mcf. One thousand cubic feet of natural gas.
     MMBbl. One million stock tank barrels.
     MMBoe. One million Boe.
     MMcf. One million cubic feet of natural gas.
     present value of estimated future net revenues. The present value of estimated future net revenues is an estimate of future net revenues from a property at the date indicated, at its acquisition date, or as otherwise indicated, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their “present value.” The present value is shown to indicate the effect of time on the value of the net revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made using constant oil, natural gas and natural gas liquids prices and operating costs at the date indicated, at its acquisition date or as otherwise indicated.
     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
     Proved Reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

G-1

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Parallel Petroleum Corporation since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Offer to Exchange Up to
$150,000,000 of 10 1/4% Senior Notes Due 2014
that have been registered under the Securities Act of 1933
for
$150,000,000 of 10 1/4% Senior Notes Due 2014
that have not been registered under the Securities Act of 1933

PROSPECTUS

Part II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law (“Delaware Law”) provides that a corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and amounts paid in settlement in connection with certain actions, suits and proceedings (other than an action by or in the right of the corporation — a “derivative action”), if the person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, the person must have had no reasonable cause to believe his or her conduct was unlawful.
     Section 145 also provides that a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred in connection with the defense or settlement of any derivative action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. However, indemnification in derivative actions does not extend to expenses incurred with respect to any claim, issue or matter as to which the person has been found liable for negligence or misconduct, unless the court approves the indemnification. Section 145 also permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions or other means, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory if a claim, issue or matter has been successfully defended.
     Section 102(b)(7) of the Delaware Law permits a provision in the certificate of incorporation eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of directors’ fiduciary duties.
     Our certificate of incorporation provides for indemnification of all directors, officers and agents in the manner permitted by Section 145 of Delaware Law. Our certificate of incorporation also eliminates the liability of directors to the fullest extent permitted by Delaware Law. Our directors and officers are currently covered by directors’ and officers’ liability insurance.
Item 21. Exhibits and Financial Statement Schedules.
     A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.
Item 22. Undertakings.
     The undersigned registrants hereby undertake:
          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under an Indenture to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (the “Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

Signatures
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunder duly authorized, in Midland, Texas on January 3, 2008.

PARALLEL PETROLEUM CORP.
By:	/s/ Larry C. Oldham
	Name:	Larry C. Oldham
	Title:	President and Chief Executive Officer

Power of Attorney
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Larry C. Oldham his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on January 3, 2008.

Signature	Title

/s/ Jeffrey G. Shrader Jeffrey G. Shrader	Director and Chairman of the Board

/s/ Larry C. Oldham Larry C. Oldham	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Steven D. Foster Steven D. Foster	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Edward A. Nash Edward A. Nash	Director

/s/ Martin B. Oring Martin B. Oring	Director

/s/ Ray M. Poage Ray M. Poage	Director

EXHIBIT INDEX

Exhibit
number	Description

3.1	Certificate of Incorporation of Registrant (Incorporated by reference to Exhibit 3.1 to Form 10-Q of the Registrant for the fiscal quarter ended June 30, 2004)

3.2	Bylaws of Registrant (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, Registration No. 000-13305, filed on November 30, 2007)

4.1
Certificate of Designations, Preferences and Rights of Serial Preferred Stock—6% Convertible Preferred Stock (Incorporated by reference to Exhibit 4.1 of Form 10-Q of the Registrant for the fiscal quarter ended June 30, 2004)

4.2	Certificate of Designations, Preferences and Rights of Series A Preferred Stock (Incorporated by reference to Exhibit 4.2 of Form 10-K of the Registrant for the fiscal year ended December 31, 2000)

4.3
Rights Agreement, dated as of October 5, 2000, between the Registrant and Computershare Trust Company, Inc., as Rights Agent (Incorporated by reference to Exhibit 1 of Form 8-A of the Registrant filed with the Securities and Exchange Commission on October 10, 2000)

4.4	Form of common stock certificate of the Registrant (Incorporated by reference to Exhibit No. 4.6 of the Registrant’s Registration Statement on Form S-3, No. 333-119725 filed on October 13, 2004)

4.5
Purchase Warrant Agreement, dated as of October 1, 1980, between the Registrant and American Stock Transfer, Inc. (Incorporated by reference to Exhibit No. 4.7 of Form 10-K of the Registrant for the fiscal year ended December 31, 2006)

4.6
First Amendment to Warrant Agreement, dated as of February 22, 2007, among the Registrant, Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit No. 4.8 of Form 10-K of the Registrant for the fiscal year ended December 31, 2006)

4.7	Form of Rule 144A 10 1/4% Senior Note due 2014 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, Registration No. 000-13305, filed on August 1, 2007)

4.8	Form of IAI 10 1/4% Senior Note due 2014 (Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, Registration No. 000-13305, filed on August 1, 2007)

4.9	Form of Regulation S 10 1/4% Senior Note due 2014 (Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K, Registration No. 000-13305, filed on August 1, 2007)

4.10
Indenture, dated as of July 31, 2007, among the Registrant as Issuer and Wells Fargo Bank, National Association as Trustee (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, Registration No. 000-13305, filed on August 1, 2007)

4.11
Registration Rights Agreement, dated as of July 31, 2007, by and among the Registrant, Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated and BNP Paribas Securities Corp. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, Registration No. 000-13305, filed on August 1, 2007)

4.12
Purchase Agreement, dated as of July 26, 2007, by and among the Registrant, Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated and BNP Paribas Securities Corp. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, Registration No. 000-13305, filed on August 1, 2007)

4.13*	Form of 10 1/4% Unrestricted Senior Note due 2014.

5.1*	Opinion of Haynes and Boone, LLP regarding the validity of the new notes

Exhibit
number	Description
10.1	1992 Stock Option Plan (Incorporated by reference to Exhibit 10.1 of Form 10-K of the Registrant for the fiscal year ended December 31, 2004)

10.2
Merrill Lynch, Pierce, Fenner and Smith Incorporated Prototype Simplified Employee Pension Plan (Incorporated by reference to Exhibit 10.6 of the Registrant’s Form 10-K for the fiscal year ended December 31, 1995)

10.3	Non-Employee Directors Stock Option Plan (Incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-Q of the Registrant for the fiscal quarter ended June 30, 2005)

10.4	1998 Stock Option Plan (Incorporated by reference to Exhibit 10.4 of Form 10-K of the Registrant for the fiscal year ended December 31, 2006)

10.5	2001 Non-Employee Directors Stock Option Plan (Incorporated by reference to Exhibit 10.7 of the Registrant’s Form 10-Q Report for the fiscal quarter ended March 31, 2004)

10.6	2004 Non-Employee Director Stock Grant Plan (Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K Report dated September 22, 2004)

10.7	Incentive and Retention Plan (Incorporated by reference to Exhibit No. 10.7 of form 10-K of the Registrant for the fiscal year ended December 31, 2006)

10.8
First Amended and Restated Credit Agreement, dated December 20, 2002, by and among the Registrant, Parallel, L.P., Parallel, L.L.C., First American Bank, SSB Western National Bank and BNP Paribas (Incorporated by reference to Exhibit 10.2 of Form 8-K of the Registrant, dated December 20, 2002)

10.9	Guaranty dated December 20, 2002, between Parallel, L.L.C. and First American Bank, SSB, as Agent (Incorporated by reference to Exhibit 10.3 of Form 8-K of the Registrant, dated December 20, 2002)

10.10
First Amendment to First Amended and Restated Credit Agreement, dated as of September 12, 2003, by and among the Registrant, Parallel, L.P., Parallel, L.L.C., First American Bank, SSB, Western National Bank, and BNP Paribas (Incorporated by reference to Exhibit 10.29 of Form 10-Q of the Registrant for the quarter ended September 30, 2003)

10.11
Second Amended and Restated Credit Agreement, dated September 27, 2004, by and among the Registrant, Parallel, L.P., Parallel, L.L.C., First American Bank, SSB, BNP Paribas, Citibank, F.S.B. and Western National Bank (Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K Report dated September 27, 2004 and filed with the Securities and Exchange Commission on October 1, 2004)

10.12	Agreement of Limited Partnership of West Fork Pipeline Company LP (Incorporated by reference to Exhibit 10.21 of Form 10-K of the Registrant for the fiscal year ended December 31, 2004)

10.13
First Amendment to Second Amended and Restated Credit Agreement, dated as of December 27, 2004, by and among the Registrant, Parallel, L.P., Parallel, L.L.C., First American Bank, SSB, BNP Paribas, Citibank, F.S.B. and Western National Bank (Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K Report dated December 30, 2004 and filed with the Securities and Exchange Commission on December 30, 2004)

10.14
Second Amendment to Second Amended and Restated Credit Agreement, dated as of April 1, 2005, by and among the Registrant, Parallel, L.P., Parallel, L.L.C., First American Bank, SSB, BNP Paribas, Citibank, F.S.B. and Western National Bank (Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K Report dated April 4, 2005 and filed with the Securities and Exchange Commission on April 8, 2005)

10.15
Third Amendment to Second Amended and Restated Credit Agreement (Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K Report dated October 4, 2005 and filed with the Securities and Exchange Commission on October 20, 2005)

10.16	Purchase and Sale Agreement, dated as of October 14, 2005, among Parallel, L.P., Lynx Production Company, Inc.,

Exhibit
number	Description

Elton Resources, Inc., Cascade Energy Corporation, Chelsea Energy, Inc., William P. Sutter, Trustee, William P. Sutter Trust, J. Leroy Bell, E.L. Brahaney, Brent Beck, Cavic Interests, LLC and Stanley Talbott (Incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K Report dated October 14, 2005 and filed with the Securities and Exchange Commission on October 20, 2005)

10.17
Ancillary Agreement to Purchase and Sale Agreement, dated October 14, 2005, between Parallel, L.P. and Lynx Production Company, Inc. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K Report dated October 14, 2005 and filed with the Securities and Exchange Commission on October 20, 2005)

10.18
Guarantee of Parallel, L.P., dated October 13, 2004 (Incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K Report dated October 14, 2005 and filed with the Securities and Exchange Commission on October 20, 2005)

10.19
ISDA Master Agreement, dated as of October 13, 2005, between Parallel, L.P. and Citibank, N.A. (Incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K Report dated October 14, 2005 and filed with the Securities and Exchange Commission on October 20, 2005)

10.20
Third Amended and Restated Credit Agreement, dated as of December 23, 2005, among the Registrant, Parallel, L.P., Parallel, L.L.C. and Citibank Texas, N.A., BNP Paribas, Citibank F.S.B., Western National Bank, Compass Bank, Comerica Bank, Bank of Scotland and Fortis Capital Corp. (Incorporated by reference to Exhibit No. 10.1 of the Registrant’s Form 8-K Report, dated December 23, 2005, as filed with the Securities and Exchange Commission on December 30, 2005)

10.21
Second Lien Term Loan Agreement, dated November 15, 2005, among the Registrant, Parallel, L.P., BNP Paribas and Citibank Texas, N.A. (Incorporated by reference to Exhibit No. 10.4 of the Registrant’s Form 8-K Report, dated November 15, 2005, as filed with the Securities and Exchange Commission on November 21, 2005)

10.22
Intercreditor and Subordination Agreement, dated November 15, 2005, among Citibank Texas, N.A., BNP Paribas, the Registrant, Parallel, L.P. and Parallel, L.L.C. (Incorporated by reference to Exhibit No. 10.5 of the Registrant’s Form 8-K Report, dated November 15, 2005, as filed with the Securities and Exchange Commission on November 21, 2005)

10.23
Guaranty, dated as of December 23, 2005, made by Parallel, L.L.C. to and in favor of Citibank Texas, N.A. (Incorporated by reference to Exhibit No. 10.23 of Form 10-K of the Registrant for the fiscal year ended December 31, 2006)

10.24
Third Amended and Restated Pledge Agreement, dated as of December 23, 2005, between Parallel, L.L.C. and Citibank Texas, N.A. (Incorporated by reference to Exhibit No. 10.24 of Form 10-K of the Registrant for the fiscal year ended December 31, 2006)

10.25
Second Lien Guarantee and Collateral Agreement, dated as of November 15, 2005, made by the Registrant and Parallel, L.P. to and in favor of BNP Paribas (Incorporated by reference to Exhibit No. 10.25 of Form 10-K of the Registrant for the fiscal year ended December 31, 2006)

10.26
Third Amendment to Third Amended and Restated Credit Agreement, dated as of July 31, 2007, among the Registrant, Citibank, N.A., BNP Paribas, Western National Bank, Compass Bank, Comerica Bank, Bank of Scotland, and Fortis Capital Corp. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2007)

10.27*
Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of November 30, 2007, among the Registrant, Citibank, N.A., BNP Paribas, Western National Bank, Compass Bank, Comerica Bank, Bank of Scotland, and Fortis Capital Corp.

12.1*	Statement regarding Computation of Ratio of earnings to fixed charges

23.1*	Consent of BDO Seidman, LLP

23.2*	Consent of Cawley, Gillespie & Associates Inc. Independent Petroleum Engineers

Exhibit
number	Description
23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association to act as trustee under the Indenture

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Registered Holders and DTC Participants

99.4*	Form of Instructions to Registered Holder or DTC Participant from Beneficial Owner

99.5*	Form of Letter to Clients

*	Indicates exhibits filed herewith.